UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Cell Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

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T 206.282.7100    F 206.272.4010

April [•], 2006

Dear Shareholder:

You are cordially invited to attend the Cell Therapeutics, Inc. (“CTI”) Annual Meeting of Shareholders, to be held at 10:00 a.m. (PDT) on Friday, June 23, 2006, at Cell Therapeutics, Inc., located at 501 Elliott Avenue West, Seattle, Washington 98119.

Information concerning the business to be conducted at the meeting is included in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Immediately following the meeting, we will report on the operations of CTI and respond to questions you may have.

A copy of the 2005 Annual Report to Shareholders is also enclosed with proxy statements being sent to our U.S. shareholders. If you are an Italian shareholder, you may request a copy of the proxy statement and Annual Report from our Italian office located at Via Ariosto, 23, 20091 Bresso (MI)-Italy, Attn: Finance Director.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, it is important that your shares be represented. Therefore, we urge our U.S. shareholders to sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope and we urge our Italian shareholders to request and return an Italian proxy card together with a completed certificate of participation. If your shares are held in a bank or brokerage account, you may be eligible to vote your proxy electronically or by telephone. Please refer to the enclosed voting form for instructions.

I look forward to greeting you personally, and on behalf of the Board of Directors and Management, I would like to express our appreciation for your interest in CTI.

Sincerely,

James A. Bianco, M.D.

President & Chief Executive Officer

Shareholder

Cell Therapeutics, Inc. 501 Elliott Avenue West Suite 400, Seattle, WA 98119

CELL THERAPEUTICS, INC.

Notice of Annual Meeting of Shareholders

Friday, June 23, 2006

To Our Shareholders:

The Annual Meeting of Shareholders of Cell Therapeutics, Inc. (the “Company”) will be held at 10:00 a.m. (PDT) on Friday, June 23, 2006, at Cell Therapeutics Inc., located at 501 Elliott Avenue West, Seattle, Washington 98119, for the following purposes:

1)	To elect two Class III directors, each to serve until the 2009 Annual Meeting, and to elect one Class I director, to serve until the 2007 Annual Meeting;

2)	To approve an amendment to our amended and restated articles of incorporation to increase the number of authorized shares of common stock from 200,000,000 to 350,000,000, including amending and restating our articles of incorporation;

3)	To approve an amendment to our 1996 Employee Stock Purchase Plan (the “ESPP”) to extend the term of the ESPP from 10 years from the date of the approval of the ESPP by our shareholders to 20 years from the date of the approval of the ESPP by our shareholders;

4)	To approve an amendment to our 2003 Equity Incentive Plan (the “2003 Plan”) to (a) increase the number of shares subject to the initial automatic grant of nonqualified stock options to non-employee directors upon joining the board of directors from 15,000 shares to 24,000 shares (the “Initial Grant”), (b) change the vesting of the Initial Grant from being fully vested at the date of grant to becoming vested after one year, (c) change, in part, the expiration of all option grants to non-employee directors from (i) three months following the cessation of such director’s service on the board of directors for any reason other than death or disability and (ii) one year following the cessation of such director’s service on the board by reason of death or disability to three years following the cessation of such director’s service on the board of directors in all such cases, (d) alter the formula whereby directors may convert cash compensation into shares of common stock from an option pricing model determined by the board of directors to a rate of $3 in option grant value for every $1 in cash so converted, (e) increase the number of shares of common stock available for issuance under the 2003 Plan by 6,000,000 shares and (f) increase the maximum number of shares that may be issued pursuant to all awards granted to an individual in any one fiscal year under the 2003 Plan to 750,000 shares;

5)	To approve the issuance of common stock at our election in connection with the payment of interest and make-whole amounts that may become due under our 7.5% convertible senior notes due 2011;

6)	To ratify the selection of Stonefield Josephson, Inc. as our independent auditors for the year ending December 31, 2006; and

7)	To transact such other business as may properly come before the meeting, and all adjournments and postponements thereof.

All shareholders are invited to attend the meeting. Shareholders of record at the close of business on April 17, 2006, the record date fixed by the board of directors, are entitled to vote at the meeting and all adjournments and postponements thereof. A complete list of shareholders entitled to notice of, and to vote at, the meeting will be open to examination by the shareholders beginning ten days prior to the meeting for any purpose germane to the meeting during normal business hours at the office of the Secretary of the Company at 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119.

Whether or not you intend to be present at the meeting, U.S. shareholders are requested to sign and date the enclosed proxy and return it in the enclosed envelope and Italian shareholders are requested to request and return an Italian proxy card together with a completed certificate of participation. If your shares are held in a bank or brokerage account, you may be eligible to vote your proxy electronically or by telephone. Please refer to the enclosed voting form for instructions.

By Order of the Board of Directors

Louis A. Bianco
Executive Vice President, Finance & Administration

Seattle, Washington

April [•], 2006

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ARE ONE OF OUR SHAREHOLDERS IN ITALY, PLEASE REMEMBER TO REQUEST A CERTIFICATE OF PARTICIPATION IN THE CENTRAL DEPOSITARY SYSTEM FROM YOUR BROKER AND INCLUDE IT IN THE SAME ENVELOPE OR TELECOPY IT TOGETHER WITH YOUR ITALIAN PROXY CARD (see page 2 for more information on Italian voting procedures).

i

(continued)

Page
Federal Income Tax Consequences	16

Participation In The Employee Plan	16

PROPOSAL 4
APPROVAL OF AN AMENDMENT TO THE 2003 EQUITY INCENTIVE PLAN

Summary	17

Vote Required and Board of Directors’ Recommendation	18

Summary of the 2003 Equity Incentive Plan	18

Amendment and Termination of the 2003 Plan	23

Securities Underlying Awards	23

Federal Income Tax Consequences	23

Participation in the 2003 Plan	25

Future Awards to be Granted Under the 2003 Plan	25

PROPOSAL 5

APPROVAL OF THE ISSUANCE OF COMMON STOCK AT THE COMPANY’S ELECTION IN

CONNECTION WITH THE PAYMENT OF INTEREST AND MAKE-WHOLE AMOUNTS THAT MAY BECOME DUE UNDER THE COMPANY’S 7.5% CONVERTIBLE
SENIOR NOTES DUE 2011

Summary	27

Why We Need Shareholder Approval	27

Vote Required and Board of Directors’ Recommendation	28

Terms of the Senior Notes	28

Effect of the Potential Issuance on Current Shareholders	29

PROPOSAL 6
RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

Summary	30

Vote Required and Board of Directors’ Recommendation	31

Audit Committee Report	32

Independent Auditor’s Fees and Services	34

Pre-Approval Policy	34

Executive Officers	34

Security Ownership of Certain Beneficial Owners and Management	35

Section 16(a) Beneficial Ownership Reporting Compliance	36

Compensation of Executive Officers	37

Summary Compensation Table	37

Restricted Stock Award Not Yet Vested	38

Options Granted in Last Fiscal Year	39

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	40

ii

(continued)

iii

CELL THERAPEUTICS, INC.

501 Elliott Avenue West, Suite 400

Seattle, WA 98119

PROXY STATEMENT

Information Regarding Proxies

General

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the board of directors of Cell Therapeutics, Inc. for use at our Annual Meeting of Shareholders (the “Annual Meeting”), to be held at 10:00 a.m. (PDT) on Friday, June 23, 2006, at Cell Therapeutics, Inc., located at 501 Elliott Avenue West, Seattle, WA 98119, and at any adjournment or postponement thereof.

Only shareholders of record on our books at the close of business on April 17, 2006, which we will refer to as the record date, will be entitled to notice of, and to vote at, the Annual Meeting.

At the Annual Meeting, shareholders will be asked to:

(1)	elect two Class III directors to serve until the 2009 Annual Meeting and to elect one Class I director to serve until the 2007 Annual Meeting (“Proposal 1”);

(2)	approve an amendment to our amended and restated articles of incorporation to increase the number of authorized shares of common stock from 200,000,000 to 350,000,000, including amending and restating our articles of incorporation (“Proposal 2”);

(3)	approve an amendment to our 1996 Employee Stock Purchase Plan to extend the term of such plan from 10 years from the date of the approval of such plan by our shareholders, or April 29, 2006, to 20 years from the date of approval of such plan by our shareholders, or April 29, 2016 (“Proposal 3”);

(4)	approve an amendment to our 2003 Equity Incentive Plan previously approved by the board of directors to (a) increase the number of shares subject to the initial automatic grant of nonqualified stock options to non-employee directors upon joining the board of directors from 15,000 shares to 24,000 shares (the “Initial Grant”), (b) change the vesting of the Initial Grant from being fully vested at the date of grant to becoming vested after one year, (c) change, in part, the expiration of all option grants to non-employee directors from (i) three months following the cessation of such director’s service on the board of directors for any reason other than death or disability and (ii) one year following the cessation of such director’s service on the board by reason of death or disability to three years following the cessation of such director’s service on the board of directors in all such cases, (d) alter the formula whereby directors may convert cash compensation into shares of common stock from an option pricing model determined by the board of directors to a rate of $3 in option grant value for every $1 in cash so converted (e) increase the number of shares available for issuance under such plan by 6,000,000 shares, and (f) increase the maximum number of shares that may be issued pursuant to all awards granted to an individual in any one fiscal year under the 2003 Plan to 750,000 shares (“Proposal 4”);

(5)	approve the issuance of common stock at our election in connection with the payment of interest and make-whole amounts that may become due under our 7.5% convertible senior notes due 2011 (“Proposal 5”); and

(6)	ratify the selection of Stonefield Josephson, Inc. as our independent auditors for the year ending December 31, 2006 (“Proposal 6” and, collectively, the “Proposals”).

This proxy statement and the accompanying proxy card are being first mailed to shareholders on or about April [•], 2006.

Important Information for our Shareholders in Italy about Voting Procedures

If you hold our shares as a result of a merger with Novuspharma S.p.A. or if you acquired our stock on the Nuovo Mercato, you hold shares of our common stock indirectly through the facilities of the Italian clearing agency, called Monte Titoli, and through the banks and brokers participating in the Monte Titoli system (unless you or your broker has taken action to remove your shares from the Monte Titoli system). We refer to persons holding our stock through Monte Titoli as our shareholders in Italy. Monte Titoli, in turn, holds these shares of our common stock through the U.S. clearing agency, called the Depository Trust Company, or DTC. Pursuant to U.S. law, DTC will transfer its voting power over the shares in Monte Titoli’s account to Monte Titoli. Monte Titoli has agreed with us that it will re-transfer its voting power over such shares to the persons holding Certifications of Participation in the Italian Central Depository System issued pursuant to Italian law (Article 85(4) of Legislative Decree no. 58/1998 and Article 34 of CONSOB Regulation 11768/1998).

All of our Italian shareholders are cordially invited to attend our annual meeting in the United States. If you hold our stock in Italy through Monte Titoli, your broker is required by Italian law to provide you with a Certification of Participation in the Italian Central Depository System, which we refer to as your “Certification.” If you wish to attend our annual meeting and vote in person, please present your Certification at the door. Alternatively, if you would like to vote by mail, you must obtain an Italian proxy card. If you did not receive an Italian proxy card with this proxy statement, you may print one from our Internet site at www.cticseattle.com/investors_events-share.htm. Please mark your votes on the Italian proxy card and return it and your Certification by mail to the address shown on the card by the deadline shown on the card. Your name, as you write it on your Italian proxy card must exactly match your name, as printed on your Certification. Italian privacy law prevents us from learning in advance the names of the persons holding Certifications. Thus, you must include your Certification (or a complete copy) in the same envelope as your Italian proxy card in order for your vote to be counted (that is, in order to prove to our inspector of election that you have the right to vote). Holders of Certifications may also name a substitute proxy by any other means permitted by Washington law and our bylaws. If you use an alternate means, the person you name as your proxy must provide your Certification, or a complete copy thereof, together with your written authorization naming such person as your proxy, to our inspector of election in order to verify the authenticity of your proxy designation.

We strongly encourage our Italian shareholders to obtain a Certification and submit it, together with an Italian proxy card, by mail to the address shown on the Italian proxy card. A significant percentage of our shares are held by persons in Italy. If our Italian shareholders do not take the time to vote, we will not obtain a quorum, in which case we would be unable to conduct any business at the annual meeting. Your vote is important. Please obtain a Certification and vote today.

Solicitation of Proxies

This solicitation is made on behalf of our board of directors. All expenses in connection with the solicitation of proxies will be borne by us. In addition to solicitation by mail, our officers, directors or other regular employees may solicit proxies by telephone, facsimile, electronic communication or in person. These individuals will not receive any additional compensation for these services. We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies for a $7,500 services fee and the reimbursement of customary disbursements.

Voting Rights and Outstanding Shares

Each share of our common stock, without par value, outstanding on the record date is entitled to one vote per share at the Annual Meeting. We do not have any other class of capital stock outstanding. At the close of business on the record date, there were issued and outstanding 102,889,997 shares of common stock. The presence at the Annual Meeting in person or by proxy of holders of record of a majority of the outstanding shares of voting stock is required to constitute a quorum for the transaction of all business at the Annual Meeting. “Broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular non-routine proposal) and shares held by persons abstaining will be counted in determining whether a quorum is present.

All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and “broker non-votes”. If a quorum exists at the Annual Meeting, all shares of common stock represented by properly executed proxies that are not revoked will be voted in accordance with the instructions, if any, given therein. Proxy cards that are signed and returned without specifying a vote or an abstention on any proposal specified therein, will be voted according to the recommendations of the board of directors on such proposals.

For Proposals 1 and 6, if your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm may either leave your shares unvoted or vote your shares. Shares represented by abstentions for Proposals 1 and 6 will not be counted as votes cast against Proposals 1 and 6 and will have no effect on these proposals since approval is based on the number of votes actually cast. For Proposals 2, 3, 4 and 5, if your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm will not have the authority to vote your shares, and your shares will constitute “broker non-votes”. Shares represented by “broker non-votes” and abstentions will have the same effect as votes against Proposal 2 to amend our articles of incorporation, since approval of this proposal is based on the number of votes entitled to be cast. “Broker non-votes” and abstentions will not be counted as votes against Proposals 3, 4 and 5 and will have no effect on the proposals, since approval is based solely on the number of votes actually cast.

Voting Electronically or by Telephone

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders who receive a paper copy of the annual report and proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed postage paid envelope provided.

Revocability of Proxies

Any shareholder of record executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter by delivering written notice to our assistant secretary, Donald W. Wyatt, at our principal executive offices, by executing and delivering another proxy dated as of a later date or by voting in person at the meeting. For our Italian shareholders, any written notice of revocation or another proxy, in either case dated as of a later date must also be accompanied by another Certification of Participation in the Italian Central Depository System.

Voting Agreements

At the time of our merger with Novuspharma, we entered into an agreement with Monte Titoli, S.p.A., the Italian central clearing agency, in order to ensure that persons receiving beneficial interests in shares of our common stock as a result of the merger would be able to vote those shares. Monte Titoli agreed that each time it is designated as proxy by the U.S. clearing agency, The Depository Trust Company, or DTC, Monte Titoli will execute a further omnibus proxy transferring its voting power to the persons who hold Certifications of Participation in the Italian Central Depository System, issued pursuant to Italian law (Article 85(4) of Legislative Decree no. 58/1998 and Article 34 of CONSOB Regulation 11768/1998).

PROPOSAL 1

ELECTION OF DIRECTORS

Summary

Our amended and restated articles of incorporation and our amended and restated bylaws provide for the board of directors to be divided into three approximately equal classes of directors serving staggered three-year terms. Each director holds office until the later of the term elected or until his or her successor is elected and qualified. As a result, approximately one-third of the total number of directors are elected every year at the annual meeting of shareholders.

Under our bylaws, the number of directors constituting the entire board of directors may be decreased or increased by majority action of either the board of directors or the shareholders. Unless a director resigns or is removed for cause, no decrease in the number of directors may have the effect of shortening the term of any incumbent director. In the event of a vacancy on the board of directors, our bylaws permit a majority of the remaining directors in office to fill the vacancy, and the director then chosen will hold office until the next shareholders’ meeting at which directors are elected. At such meeting, the director will stand for election until the later of the term elected or until his or her successor is elected and qualified.

The board of directors has fixed the number of directors at twelve. Currently, there are six members of the board of directors. Our nominating and governance committee is in the process of evaluating potential candidates to fill the vacancies on our board. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The current terms of office of the Class III directors, Dr. Jack W. Singer and Dr. Mary O. Mundinger, expire at the Annual Meeting. The current term of office of Mr. John H. Bauer, who was appointed by the board of directors in October 2005 to serve as a Class I director, expires at the Annual Meeting. The current term of the office of the other Class I director, Dr. Phillip M. Nudelman, expires at the 2007 Annual Meeting. The current terms of office of the Class II directors, Dr. James A. Bianco and Dr. Vartan Gregorian, expire at the 2008 Annual Meeting.

Nominees for Election as Directors

Mr. Bauer has been nominated by the board of directors for election at the Annual Meeting as a Class I director for a one year term expiring at the 2007 Annual Meeting. Dr. Mundinger and Dr. Singer have been nominated by the board of directors for election at the Annual Meeting as Class III directors for three year terms expiring at the 2009 Annual Meeting.

If elected, each nominee will hold office until the later of expiration of his or her term or until his or her successor is elected and qualified. It is intended that the accompanying proxy will be voted for the election as directors of Mr. Bauer, Dr. Mundinger and Dr. Singer and unless the proxy contains contrary instructions.

Each nominee has agreed to serve if elected, and we have no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, if any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised us that they will vote for the election of the substitute nominee or nominees designated by the board of directors.

Vote Required and Board of Directors’ Recommendation

The three nominees for director who receive the most votes cast at the Annual Meeting in person or by proxy shall be elected. Abstentions and broker non-votes will not be counted in the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Information about Nominees and Continuing Directors

The table below provides biographical information for each nominee for director and each person whose term of office as a director will continue after the Annual Meeting.

Name	Age as of March 31, 2006	Director Since	Class	Term Expiration
James A. Bianco, M.D.	49	1991	II	2008 Annual Meeting
John H. Bauer (3)	65	2005	I	2006 Annual Meeting
Vartan Gregorian, Ph.D (2)(3)(4)	71	2001	II	2008 Annual Meeting
Mary O. Mundinger, Dr. PH (2)(4)	68	1997	III	2006 Annual Meeting
Phillip M. Nudelman, Ph.D. (1)(2)(3)(4)	70	1994	I	2007 Annual Meeting
Jack W. Singer, M.D.	63	1991	III	2006 Annual Meeting

(1)	Chairman of the board of directors.
(2)	Member of the compensation committee.
(3)	Member of the audit committee.
(4)	Member of the nominating and governance committee.

Nomination for Election for a Three-Year Term Expiring at the 2006 Annual Meeting—Class III Directors

Dr. Mundinger has been one of our directors since April 1997. Since 1986, she has been a dean and professor at the Columbia University School of Nursing, and an associate dean on the faculty of medicine at Columbia University. Dr. Mundinger currently serves on the board of directors of United Health Group and Gentiva Health Services. Dr. Mundinger received her doctorate of public health from Columbia’s School of Public Health.

Dr. Singer is one of our founders and directors and currently serves as our executive vice president, chief medical officer. Dr. Singer has been one of our directors since our inception in September 1991. He also serves on the board of directors of DiaKine Therapeutics, Inc. From July 1995 to January 2004, Dr. Singer was our executive vice president, research program chairman and from April 1992 to July 1995, he served as our executive vice president, research and development. Prior to joining us, Dr. Singer was a professor of medicine at the University of Washington and a full member of the Fred Hutchinson Cancer Research Center. From 1975 to 1992, Dr. Singer was the chief of medical oncology at the Veterans Administration Medical Center in Seattle. Dr. Singer received his M.D. from State University of New York, Downstate Medical College.

Nomination for Election at the 2006 Annual Meeting for a Term Continuing Until the 2007 Annual Meeting—Class I Director

Mr. Bauer was appointed to our board of directors in October 2005. Mr. Bauer was formerly Executive Vice President for Nintendo of America Inc. from 1994 to 2003. While at Nintendo of America Inc., he had direct responsibility for all administrative and finance functions. He is currently serving as a consultant to Nintendo of America Inc. In addition, he serves as an executive advisor and chief financial officer at DigiPen Institute of Technology. From 1979 to 1994 he worked for Coopers & Lybrand, including serving as the business assurance (audit) practice Partner. He was also a member of Coopers & Lybrand’s Firm Council, the senior policy making and governing board for the firm.

Directors Continuing in Office Until the 2007 Annual Meeting—Class I Director

Dr. Nudelman has been one of our directors since March 1994. Since May 2000, he has been the president and chief executive officer of The Hope Heart Institute. From 1998 to 2000, he was the chairman of the board of Kaiser/Group Health. From 1990 to 2000, Dr. Nudelman was the president and chief executive officer of Group Health Cooperative of Puget Sound, a health maintenance organization. Dr. Nudelman received his B.S. degree in microbiology, zoology and pharmacy from the University of Washington, and holds an M.B.A. and a Ph.D. in health systems management from Pacific Western University.

Directors Continuing in Office Until the 2008 Annual Meeting—Class II Directors

Dr. Bianco is our principal founder and has been our president and chief executive officer since February 1992 and one of our directors since our inception in September 1991. Prior to founding CTI, Dr. Bianco was an assistant professor of medicine at the University of Washington, Seattle, and an assistant member in the clinical research division of the Fred Hutchinson Cancer Research Center. From 1990 to 1992, Dr. Bianco was the director of the Bone Marrow Transplant Program at the Veterans Administration Medical Center in Seattle. Dr. Bianco currently serves on the board of directors of Jose Carreras International Leukemia Foundation, Fred Hutchinson Business Alliance, Arts Fund, Seattle Police Foundation and Marsha Rivkin Center for Ovarian Cancer Research. Dr. Bianco received his B.S. degree in biology and physics from New York University and his M.D. from Mount Sinai School of Medicine. Dr. Bianco is the brother of Louis A. Bianco, our executive vice president, finance and administration.

Dr. Gregorian has been one of our directors since December 2001. He is the twelfth president of Carnegie Corporation of New York, a grant-making institution founded by Andrew Carnegie in 1911. Prior to his current position, which he assumed in June 1997, Dr. Gregorian served for eight years as Brown University’s sixteenth president. He was awarded a Ph.D. in history and humanities from Stanford University. A Phi Beta Kappa and a Ford Foundation Foreign Area Training Fellow, he is a recipient of numerous fellowships, including those from the John Simon Guggenheim Foundation, the American Council of Learned Societies, the Social Science Research Council and the American Philosophical Society.

Director Independence

The board of directors has determined that two of the three directors standing for election have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and meet the requirements of “independence” as set forth in the rules and regulations promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market listing standards. Furthermore, the board of directors has determined that the following four out of the six current members of the Board meet the requirements of “independence” as set forth in the rules and regulations promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market listing standards: John H. Bauer, Vartan Gregorian, Ph.D., Mary O. Mundinger, Dr. PH and Phillip M. Nudelman, Ph.D.

Board of Directors and Committee Meetings

Our board of directors held 20 meetings during the year ended December 31, 2005. Each of the directors attended at least 75% of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board of directors during the time which they served, with the exception of Mr. Bauer, who was unable to attend one of the meetings of the board of directors held subsequent to his appointment due to extenuating circumstances. Our policy is to encourage attendance at the annual meeting. All of our directors in office at the time of our 2005 Annual Meeting were in attendance at our 2005 Annual Meeting.

The board of directors has three standing committees: an audit committee, a compensation committee and a nominating and governance committee.

Audit Committee

The audit committee has responsibility for assisting the board of directors in fulfilling its responsibilities related to our corporate accounting and reporting practices and the quality and integrity of our financial reporting. The composition of the audit committee and the attributes of its members, and the responsibilities of the audit committee as reflected in its charter adopted by our board of directors, are intended to be in accordance with Securities and Exchange Commission rules and Nasdaq listing requirements with regard to corporate audit committees. The board of directors has adopted a written charter for the audit committee, a copy of which was included as an appendix to our definitive proxy statement filed on May 14, 2003 and which is available on our website at www.cticseattle.com.

The audit committee held 15 meetings during the year ended December 31, 2005. The audit committee currently consists of three non-employee directors: Mr. Bauer, Dr. Gregorian and Dr. Nudelman.

The board of directors has determined that each of the current members of the audit committee meets the requirements of “independence” as set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934, the rules and regulations promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market listing standards. Additionally, the board of directors has determined that Mr. Bauer qualifies as an “audit committee financial expert” as defined under the rules and regulations of the SEC and that he has accounting and related financial management expertise within the meaning of the Nasdaq Stock Market listing standards.

Compensation Committee

The compensation committee has broad responsibility for assuring that our executive officers, including our chief executive officer, are effectively compensated in terms of salaries, supplemental compensation and benefits that are internally equitable and externally competitive. The compensation committee also administers our 2003 and 1994 Equity Incentive Plans, our Cell Therapeutics, Inc. Novuspharma S.p.A. Stock Option Plan (“Novuspharma Plan”) and our 1996 Employee Stock Purchase Plan. The compensation committee held 11 meetings during the year ended December 31, 2005. The compensation committee currently consists of three non-employee directors: Dr. Gregorian, Dr. Mundinger and Dr. Nudelman, all of whom meet the requirements of independence as set forth in the rules and regulations promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market listing standards. The compensation committee has a written charter, which is available at our website at www.cticseattle.com.

Nominating and Governance Committee

The nominating and governance committee ensures that the board of directors is properly constituted in addition to evaluating both the composition and governance of our board of directors and our corporate governance. The nominating and governance committee also oversees the board evaluation process. Three meetings of the nominating and governance committee were held during the year ended December 31, 2005. The nominating and governance committee currently consists of three non-employee directors: Drs. Gregorian, Mundinger and Nudelman, all of whom meet the independence requirements as set forth in the rules and regulations promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market listing standards. The nominating and governance committee has a written charter, which is available at our website at www.cticseattle.com.

Meetings of Non-Management Directors

Our non-management directors meet in executive session at each regularly scheduled board meeting, without management present.

Consideration of Director Nominees

A shareholder may recommend a person as a nominee for director by writing to the secretary of the company. Director nominations intended for inclusion in next year’s proxy statement pursuant to SEC Rule 14a-8 should be sent to the Secretary of CTI at 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119 and must be received by December 28, 2006. Under CTI’s bylaws, notice of any other shareholder proposal or the nomination of a candidate for election as a director to be made at the 2007 Annual Meeting of Shareholders (but not included in the proxy statement) must be received by March 25, 2007 (not less than 90 days prior to the first anniversary of the previous year’s Annual Meeting) and must comply with the bylaws. As set forth in the company’s bylaws, each notice of nomination should contain the following information: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the board of directors; and (e) the consent of each nominee to serve as a director of the company if so elected. All the director nominees named in the proxy statement met the board’s criteria for membership and were recommended by the nominating and governance committee for election by shareholders at this Annual Meeting.

The nominating and governance committee considers shareholder recommendations of nominees for election to the board of directors if they are accompanied by a comprehensive written resume of the recommended nominee’s business experience and background and a consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and, if nominated and elected, he or she will serve as a director. Shareholders should send their written recommendations of nominees accompanied by the aforesaid documents to the principal executive offices of the company addressed to: Cell Therapeutics, Inc., 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119, attention: Secretary.

John H. Bauer was appointed by the board of directors in October 2005, pursuant to a recommendation from the nominating and governance committee, to fill a vacancy on the board of directors created by the resignation of directors in August 2005. Mr. Bauer currently stands for election to the board of directors as part of Proposal 1. Mr. Bauer was interviewed by our chief executive officer, Dr. Bianco, and one of our non-management directors, Dr. Nudelman, and was recommended to the nominating and governance committee by Dr. Nudelman.

Communicating Concerns to Directors

Shareholders and other interested parties may communicate with our board of directors and the chairman by writing to Dr. Nudelman, c/o Cell Therapeutics, Inc., General Counsel, 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119. The General Counsel will perform a legal review in the normal discharge of his duties to ensure that communications forwarded to Dr. Nudelman are appropriate. Items that are unrelated to the duties and responsibilities of the board of directors such as mass mailings, junk mail, personal employee complaints not related to accounting, internal controls, auditing or officer conduct (which are reviewed and forwarded by the General Counsel pursuant to the terms of our Whistle Blower Policy), inquiries regarding clinical trials or our operations generally, job inquiries, surveys, business solicitations or advertisements will not be forwarded to Dr. Nudelman. In addition, material that is hostile, threatening or similarly unsuitable will not be forwarded to Dr. Nudelman. Any communication that is relevant to the conduct of CTI’s business and is not forwarded will be retained for one year and made available to Dr. Nudelman and any other independent director on request. The independent directors have granted the General Counsel discretion to decide what correspondence shall be forwarded to Dr. Nudelman and what shall be shared with CTI management, in all cases with specific instructions that any personal employee complaints be forwarded as set forth in our Whistle Blower Policy.

Director Resignation

On August 19, 2005, Silvano Spinelli resigned as a director of CTI effective immediately. In written correspondence provided by Mr. Spinelli to CTI concerning the circumstances of his resignation, he stated that he disagreed with the decision by the board of directors to not replace the current Chief Executive Officer. A copy of this written correspondence was included as Exhibit 17.1 to our Current Report on Form 8-K filed on August 22, 2005.

Non-Employee Director Compensation

Directors who are also our employees are not paid an annual retainer, nor are they compensated for serving on the board. Information regarding compensation otherwise received by our directors who are also executive officers is provided under the heading “Compensation of Executive Officers” on page 37 of this proxy statement. As increased by our board of directors effective for meetings after February 17, 2006 and presented for shareholder approval as part of Proposal 4, our non-employee directors are paid meeting fees as follows:

	Annual Cash Retainer ($)		Meeting Fees ($)		Telephone Meeting Fees ($)
			Board	Committee	Board	Committee
Board Member	25,000	(1)	1,500		1,000
Chairman of the Board	Plus 22,000		1,500		1,000
Audit Committee Member	Plus 1,000			500		500
Audit Committee Chair	Plus 7,500	(2)		500		500
Compensation Committee Member	Plus 1,000			500		500
Compensation Committee Chair	Plus 5,000	(2)		500		500
Other Board Committee Member	Plus 1,000			500		500
Other Board Committee Chair	Plus 2,500	(2)		500		500

(1)	Prior to February 17, 2006, members of the board of directors were paid an annual cash retainer of $18,000.
(2)	Prior to February 17, 2006, the chairperson of a committee of the board of directors was paid an annual cash retainer of $1,000.

In addition, all non-employee directors are reimbursed for their expenses incurred in attending board meetings.

During 2005, pursuant to our 2003 Equity Incentive Plan, each non-employee director also received one of the following fully-vested option grants:

Grant Type	Option Grants
Initial Grant Upon Appointment—Directors (1)	15,000
Annual Grant—Continuing Directors	12,000
Annual Grant—Continuing Chairman of the Board	15,000

(1)	After February 17, 2006, and subject to shareholder approval of this Proposal 4, new non-employee directors receive options to purchase 24,000 shares of our common stock on the date such director first becomes a non-employee director, which options become vested after one year provided that such director remains an eligible non-employee director on such anniversary.

Each of these options granted during 2005 had an exercise price that ranged from $2.43 to $8.14 and was equal to 100% of the fair market value on the date of grant. These options have a term of ten years measured from the grant date, subject to early termination if the optionee ceases serving as a director.

During 2005, pursuant to our 2003 Equity Incentive Plan, each non-employee director also received one of the following restricted stock awards, such restricted stock awards becoming fully-vested on the one year anniversary of the grant date.

Award Type	Restricted Stock
Initial Award Upon Appointment—Directors	2,500
Annual Award—Continuing Directors	2,500

We provide liability insurance for our officers and directors. Our current coverage is through various underwriters, and extends until October 9, 2006 at an annual cost of approximately $2.1 million. For further discussion of the liability insurance provided to our officers and directors, please see the heading “Indemnification Agreements with Directors and Officers” on page 50 of this proxy statement.

The following table provides the actual compensation received by our non-employee directors over the course of the last fiscal year.

2005 Non-Employee Director Compensation

Name	Annual Retainer	Board of Directors Meeting Fees	Committee Meeting Fees	Option Grants	Restricted Stock Grants
John H. Bauer (1)	$5,000	$2,500	$1,000	15,000	2,500
John M. Fluke, Jr. (2)	14,672	14,500	6,000	—	—
Vartan Gregorian, Ph.D	19,750	18,000	7,000	12,000	2,500
Max E. Link, Ph.D (3)	33,250	17,500	9,000	15,000	2,500
Mary O. Mundinger, Dr. PH	20,250	21,000	8,000	10,000	—
Phillip M. Nudelman, Ph.D	28,500	21,500	12,000	10,000	—
Erich Platzer, M.D. (2)	12,500	12,000	500	10,000	—

(1)	Joined the board of directors on October 17, 2005.
(2)	Resigned from the board of directors on August 19, 2005.
(3)	Resigned from the board of directors on September 30, 2005.

If Proposal 4 is approved by our shareholders, non-employee director equity compensation will continue as presented above. If Proposal 4 is not approved by our shareholders, the board of directors will reconsider the compensation provided to non-employee directors and determine whether or not to make any adjustments.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO OUR

ARTICLES OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES

Summary

We are asking our shareholders to approve the amendment of our amended and restated articles of incorporation to increase the number of shares of our common stock authorized for issuance from 200,000,000 shares to 350,000,000 shares. The additional common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding common stock.

Article II of our amended and restated articles of incorporation currently authorizes us to issue up to 200,000,000 shares of our common stock, no par value, and 10,000,000 shares of our preferred stock, no par value. Our common stock is all of a single class, with equal voting, distribution, liquidation and other rights. As of April 17, 2006, 102,889,997 shares of common stock were issued and outstanding, no shares of Series C preferred stock were issued and outstanding, 6,767,811 shares of common stock were reserved for issuance under our 1994 Equity Incentive Plan, 2003 Equity Incentive Plan and the Novuspharma S.p.A. Stock Option Plan, warrants to purchase 800,000 shares of our common stock were issued and outstanding, 6,692,500 shares of our common stock were reserved for issuance upon conversion of our 5.75% convertible senior subordinated notes due June 15, 2008, 871,765 shares of our common stock were reserved for issuance upon conversion of our 5.75% convertible subordinated notes due June 15, 2008, 4,085,188 shares of our common stock were reserved for issuance upon conversion of our 4% convertible senior subordinated notes due 2010, 7,169,976 shares of our common stock were reserved for issuance upon conversion of our 6.75% convertible senior notes due October 31, 2010 and 31,731,552 shares of our common stock were reserved for issuance upon conversion of our 7.5% convertible senior notes due April 30, 2011. Adoption of this proposed amendment would not affect the rights of the holders of our currently outstanding common stock.

We anticipate that we may issue additional shares of common stock in the future in connection with one or more of the following:

•	acquisitions;

•	strategic investments;

•	partnerships, collaborations and other similar transactions;

•	corporate transactions, such as stock splits or stock dividends;

•	financing transactions, such as public or private offerings of common stock or convertible securities;

•	our stock incentive plans; and

•	other corporate purposes that have not yet been identified.

As of April 28, 2006, we had approximately 42.7 million authorized, unissued and unreserved shares of common stock. In order to provide our board of directors with certainty and flexibility to undertake such transactions to support our future business growth, our board of directors deems it is in the best interests of our shareholders and the company to increase the number of authorized shares of our common stock.

Vote Required and Board of Directors’ Recommendation

Approval of the amendment to our amended and restated articles of incorporation requires the affirmative vote of holders of a majority of the shares of common stock that are entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION TO INCREASE THE

NUMBER OF AUTHORIZED SHARES.

If this Proposal 2 is adopted, the additional authorized shares of common stock would become issuable upon the approval of our board of directors at such times, in such amounts, and upon such terms as our board of directors may determine, without further approval of the shareholders, unless such approval is expressly required by applicable law, regulatory agencies, the Nasdaq stock market, the Nuovo Mercato or any other exchange or quotation service on which our common stock may then be listed. Furthermore, current shareholders will have no preemptive rights to purchase additional shares. Shareholder approval of this amendment will not, by itself, cause any change in our capital accounts. However, any future issuance of additional shares of common stock authorized pursuant to this Proposal 2 would ultimately result, in dilution of existing shareholders’ equity interests.

The proposed form of amended and restated articles of incorporation is attached to this proxy statement/prospectus as Appendix A, and includes changes as set forth in this Proposal 2, in addition to generally amending and restating our articles of incorporation into one document for ease of reference and clarity. If the proposed amended and restated articles of incorporation are adopted, they will become effective upon filing of our Amended and Restated Articles of Incorporation with the Secretary of State of the State of Washington.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO THE 1996 EMPLOYEE STOCK PURCHASE PLAN

Summary

We are asking our shareholders to approve the amendment and restatement of our 1996 Employee Stock Purchase Plan, which we will refer to as the employee plan. Our board of directors unanimously authorized an amendment to the employee plan, subject to shareholder approval at the Annual Meeting, to extend the term of the employee plan from ten years from the date of the approval of the employee plan by our shareholders, or April 29, 2006, to twenty years from the date of the approval of the employee plan by our shareholders, or April 29, 2016.

We believe the employee plan is an important component of our employee compensation package. Approximately 49% of our employees were eligible to participate in, and 9% of our employees elected to participate in, the employee plan during the most recent purchase period. We also believe that the employee plan assists us in attracting and retaining skilled personnel. The essential features of the employee plan are summarized below. The employee plan is intended to be an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended.

Vote Required and Board of Directors’ Recommendation

Approval of an amendment to the employee plan requires the affirmative vote of the holders of a majority of the shares of common stock voting on this Proposal 3 in person or by proxy and entitled to vote at the Annual Meeting. In the event the shareholders fail to approve the amendment to the employee plan, the board of directors will reconsider the necessity of the employee plan and determine whether or not to allow the employee plan to terminate. Even if the amendment is approved, the board of directors may, pursuant to the terms of the employee plan and subject to the rules of the Nasdaq Stock Market, make any other changes to the employee plan that it feels would be in our and our shareholders’ best interests.

The amendment to the employee plan impacts each member of our executive officers, and thus each of our executive officers has a personal interest in this proposal and its approval by our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

PROPOSAL TO AMEND THE 1996 EMPLOYEE STOCK PURCHASE PLAN TO EXTEND

THE TERM OF THE PLAN.

Summary of the 1996 Employee Stock Purchase Plan

The following paragraphs provide a summary of the principal features of the 1996 Employee Stock Purchase Plan, as proposed to be amended, and its operation. The following summary is qualified in its entirety by reference to the employee plan, as proposed to be amended, as set forth in Appendix B.

Background and Purpose

The employee plan was originally adopted by our board of directors in March 1996 and initially approved by our shareholders in April 1996 and provides our employees with the opportunity to purchase shares of common stock through payroll deductions. The purposes of the employee plan are to encourage ownership of our common stock by our employees and to provide additional incentives to our employees to promote the success of our business. Under the employee plan, participants may purchase our common stock at a discount.

Shares Available for Issuance

There are 735,714 shares of our common stock available for issuance under the employee plan. As of December 31, 2005, 490,755 shares of common stock had been sold under the employee plan, leaving 244,959 shares available for purchase.

Administration

The employee plan shall be administered by a committee of the board of directors consisting of not less than two non-employee directors, which shall determine from time to time whether to grant options to purchase shares under the employee plan as of any date otherwise qualifying as an offering commencement date. The committee further determines which, if any, of our affiliates may be participating employers whose employees may participate in the employee plan as of each offering commencement date. The committee shall have authority in its discretion to interpret the employee plan, to prescribe, amend and rescind rules and regulations relating to determining the terms of options to purchase shares granted under the employee plan, and to make all other determinations necessary or advisable for the administration of the employee plan. Any determination of the committee shall be final and binding upon all persons having or claiming any interest under the employee plan or under any options to purchase shares granted pursuant to the employee plan.

Eligibility and Participation

Employees who customarily work more than twenty hours per week and more than five months per calendar year may participate in the employee plan. Participation in the employee plan is voluntary. No participant may purchase shares if immediately after such purchase, the participant would own stock and/or outstanding options to purchase stock comprising 5% or more of the total combined voting power of our stock or of any of our affiliates. In addition, no participant is permitted to purchase stock under the employee plan with a value in excess of $25,000 (determined at the fair market value of the stock at the time such option to purchase shares is granted) in any calendar year.

Offering Dates

Shares of stock are offered for purchase on the first business day of each new six month offering period. New offering periods start on each January 1 and July 1.

Purchase Price

The purchase price per share is 85% of the lower of (a) the fair market value per share on the commencement date of the applicable offering period, or (b) the fair market value of the stock on the last business day of the applicable offering period.

Payroll Deductions

Employees may authorize payroll deductions in 1% multiples of base salary for each payroll period, up to a maximum of 10% of his or her base salary. An employee may discontinue his or her participation in the employee plan at any time.

Purchase of Stock

By executing an enrollment form, an employee is entitled to purchase shares of our common stock on the last day of the offering period. The maximum number of shares that may be purchased during an offering period is determined by dividing the amount collected from the participant through payroll deductions during the offering period by the purchase price in effect for that offering termination date, subject to a maximum of 800 shares. Unless the employee’s participation is discontinued prior to such purchase date, his or her purchase of the shares will occur automatically on the last day of the offering period at the applicable price.

Withdrawal

Generally, a participant may withdraw from an offering period at any time by written notice without affecting his or her eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver a new enrollment agreement to us.

Termination of Employment

Termination of a participant’s employment for any reason, including death, retirement, voluntary severance or involuntary severance, cancels his or her option to purchase shares and participation in the employee plan immediately. In such event, the payroll deductions credited to the participant’s account will be returned to him or her or, in the case of an employee’s death, to the person or persons entitled thereto as provided in the employee plan.

Leave of Absence

A participant will be deemed to be employed throughout any leave of absence or military service, illness, or other bona fide purpose which does not exceed the longer of 90 days or the period during which the participant’s reemployment rights are guaranteed by statute or contract. If the participant does not return to active employment prior to the termination of such period, his or her employment will be deemed to have ended on the 91st day of such leave of absence.

Restrictions on Transfer

Options may not be assigned, transferred, pledged, or otherwise disposed of, except by will, or under the laws of descent and distribution. An option may not be exercised by anyone other than the participant.

Changes in Capitalization

The number of shares reserved under the employee plan, the limit on the number of shares which may be purchased during the accumulation period and the purchase price per share of common stock under the employee plan shall be appropriately adjusted for the payment of a stock dividend or any increase or decrease in the number of outstanding shares of our common stock resulting from a split-up or contraction of shares, in order to prevent the dilution or enlargement of benefits thereunder.

Change of Control

In the event of a change of control (as defined in the employee plan), the board of directors shall, in its sole discretion, either (a) provide that shares granted under the employee plan shall be purchasable to the extent of each participant’s accumulated payroll deductions for the offering period in effect as of a date prior to the change in control or (b) arrange with the surviving, continuing, successor or purchasing corporation, as the case may be, that such corporation assume our rights and obligations under the employee plan.

Dissolution or Liquidation

In the event of our dissolution or liquidation, except pursuant to a transaction to which Section 424(a) of the Internal Revenue Code applies, each option to purchase shares of our common stock will terminate; however, the participant has the right to purchase shares prior to such dissolution or liquidation.

Amendment and Termination of the Employee Plan

The board of directors may terminate or amend the employee plan at any time and from time to time (subject to shareholder consent as may be required by applicable law). No termination of or amendment to the employee plan may materially and adversely affect the rights of a participant as of the date of such termination or amendment without the participant’s consent.

Federal Income Tax Consequences

The proposed amendment will have no effect upon the tax consequences to participants or us. The following brief summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the employee plan does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The employee plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the employee plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period applicable to such shares. If the shares are sold or otherwise disposed of more than two years after the first day of the particular offering period in which such shares were acquired and more than one year after the actual purchase date, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period in which such shares were acquired. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of aforementioned holding periods, the participant will recognize ordinary income generally measured as the excess of (a) the fair market value of the shares on the date the shares are purchased over (b) the purchase price. Any additional gain or loss on such sale or disposition will be capital gain or loss, which will be long-term if the shares are held for more than one year. We generally are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Participation In The Employee Plan

Participation in the employee plan is voluntary and therefore the number of shares an individual employee will purchase cannot be determined in advance.

PROPOSAL 4

APPROVAL OF AN AMENDMENT TO THE

2003 EQUITY INCENTIVE PLAN

Summary

We are asking our shareholders to approve the amendment and restatement of our 2003 Equity Incentive Plan (the “2003 Plan”). The 2003 Plan was adopted by our board of directors in May 2003, approved by our shareholders in June 2003 and amended by our shareholders in June 2004.

On February 17, 2006, our board of directors unanimously amended the 2003 Plan, pursuant to the authority granted to the board of directors under the 2003 Plan, to:

(1)	increase the number of shares subject to the initial automatic grant of nonqualified stock options to non-employee directors joining the board of directors from 15,000 shares to 24,000 shares;

(2)	change the vesting of such initial grant from being fully vested at the date of grant to becoming vested after one year of service on the board of directors;

(3)	change, in part, the expiration of all vested option grants to non-employee directors from (i) three months following the cessation of such director’s service on the board of directors for any reason other than such director’s death or disability and (ii) one year following the cessation of such director’s service on the board of directors by reason of death or disability to three years following the cessation of such director’s service on the board of directors in all cases; and

(4)	alter the formula whereby directors may convert cash compensation into shares of our common stock from an option pricing model determined by the board of directors to a rate of $3 in option grant value for every $1 in cash so converted.

Our board of directors has also unanimously authorized an amendment to the 2003 Plan, subject to shareholder approval, to:

(1)	increase the number of shares authorized for issuance under the 2003 Plan from 6,443,289 shares (including 293,289 shares reserved, but not issued, under our 1994 Equity Incentive Plan, which was terminated when the 2003 Plan became effective) to 12,443,289 shares; and

(2)	increase the maximum number of shares that may be issued pursuant to all awards granted to an individual in any one fiscal year under the 2003 Plan in any fiscal year from 500,000 shares to 750,000 shares.

In January 2006, our board of directors engaged an independent external compensation consultant to evaluate our non-employee director compensation program for appropriateness and market competitiveness. The consultant determined that our total non-employee director compensation, while above the median when compared to our peer companies after adjusting the value of the equity-based component of our non-employee director compensation package to reflect our current market capitalization, could be adjusted upwards to make service on our board of directors more attractive to potential candidates. In addition, we only provide three months to exercise vested options after the cessation of service on the board of directors for reasons other than death or disability, a short exercise period when compared to peer companies which could cause directors to consider service decisions in the context of market timing.

We believe strongly that the approval of the 2003 Plan, as proposed to be amended and restated, is essential to our continued success. We believe that stock-based awards focus our directors on the objective of creating and maintaining shareholder value and promoting our success, and that the automatic award of stock options and restricted stock are an important attraction, retention and motivation tool for our non-employee directors. The amendments relating to non-employee director compensation were approved by our board of directors based in substantial part on the findings from the analysis performed by the external consultant. In addition, the proposed amendment increasing the number of shares authorized for issuance under the 2003 Plan ensures our ability to continue to grant stock options and other awards, which are vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we must compete. Our employees are our most valuable asset, and such awards also are crucial to our ability to motivate individuals in our service to achieve our goals.

Vote Required and Board of Directors’ Recommendation

Approval of these amendments to the 2003 Plan requires the affirmative vote of the holders of a majority of the shares of our common stock that are voting on this Proposal 4 in person or by proxy and entitled to vote at the Annual Meeting. In the event the shareholders fail to approve the amendments to the 2003 Plan, the board of directors will reconsider the compensation provided to non-employee directors and determine whether or not to make any adjustments. Even if the amendments to the 2003 Plan are approved, the board of directors may, pursuant to the terms of the 2003 Plan and subject to the rules of the Nasdaq Stock Market, make any other changes to the 2003 Plan that it feels would be in our and our shareholders’ best interests.

The amendments to the 2003 Plan impact each member of our board of directors and our executive officers and thus each of our directors and executive officers has a personal interest in this proposal and its approval by our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE AMENDMENT TO THE 2003 EQUITY INCENTIVE PLAN.

Summary of the 2003 Equity Incentive Plan

The following is a summary of the principal features of the 2003 Plan and its operation, as proposed to be amended and restated. Because it is not a complete description of all of the terms and conditions of the Plan, the summary is qualified in its entirety by reference to the full text of the Plan, as proposed to be amended and restated in its entirety, as set forth in Appendix C.

Background and Purpose of the Plan

The 2003 Plan is intended to attract, motivate and retain employees, consultants and non-employee directors who provide significant service to us and to encourage their stock ownership in CTI. We believe that, over the years, our stock plans have made a significant contribution to the success of our business by increasing our ability to attract and retain highly competent individuals on whose judgment, initiative, leadership, and continued efforts the growth and profitability of CTI depend.

Types of Awards Granted Under the Plan

The 2003 Plan permits the grant of the following types of incentive awards: (1) stock options, (2) stock appreciation rights and (3) restricted stock (individually, an “Award”).

Administration of the Plan

A committee of at least two non-employee members of our board of directors (the “Committee”) administers the 2003 Plan. To make grants to certain of our officers and key employees, the members of the Committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) of the Internal Revenue Code (so that we can receive a federal tax deduction for certain compensation paid under the Plan).

With the exception of automatic option and restricted stock grants to our non-employee directors, and subject to the terms of the 2003 Plan, the Committee has the sole discretion to select the employees, consultants and directors who will receive Awards, to determine the terms and conditions of such Awards (for example, the number of shares subject to an Award, the exercise price, and vesting schedule), to interpret the provisions of the

2003 Plan and outstanding Awards, to amend outstanding awards (including the authority to accelerate vesting), to reduce the exercise price of any outstanding Award (subject to required shareholder consent), or to extend an option’s post-termination exercise period (but not beyond the original option term). The automatic grant of stock options and restricted stock awards to non-employee directors (described below) is to the maximum extent possible, self effectuating.

The Committee may delegate any part of its authority and powers under the 2003 Plan to one or more of our directors and/or officers, but only the Committee itself can make Awards to participants who are executive officers of the Company. References to the Committee in this proposal include the Committee and any directors or officers to whom the Committee properly delegates authority.

Authorized Shares

The aggregate number of shares of our common stock that currently may be issued or delivered pursuant to all Awards under the Plan is 6,443,289 shares. If this Proposal 4 is approved, the aggregate number of shares of our common stock that may be issued or delivered pursuant to all Awards under the 2003 Plan will increase to 12,443,289 shares. Various additional share limits will be imposed. A maximum of:

•	8,500,000 shares may be granted pursuant to Awards of restricted stock with a purchase price that is less than 100% of the fair market value on the date of grant; and

•	750,000 shares may be issued pursuant to all Awards to an individual in any given year.

As is customary in incentive plans of this nature, if we experience a stock dividend, stock split, reverse stock split, reorganization or other change in our capital structure, the Committee has discretion to adjust the number and class of shares available for issuance under the 2003 Plan, the number and class of shares covered by each outstanding Award, and the per person limits on Awards, as appropriate to reflect the stock dividend or other change.

If an Award expires or is cancelled without having been fully exercised or vested, the unvested or cancelled shares generally will be returned to the available pool of shares reserved for issuance under the Plan.

Eligibility to Receive Awards

The Committee selects the employees, consultants and directors who will be granted discretionary Awards under the 2003 Plan. As of March 15, 2006, approximately 187 officers and employees of CTI, including all of our named executive officers, and all of our non-employee directors were considered eligible to receive discretionary Awards under the Plan. The actual number of individuals who will receive an Award under the 2003 Plan cannot be determined in advance because the Committee has the discretion to select the participants. In addition, all of our non-employee directors were eligible for Awards under the non-employee director program described below.

Stock Options

A stock option is the right to acquire shares of our common stock at a fixed exercise price for a fixed period of time. Under the 2003 Plan, the Committee may grant nonqualified stock options and/or incentive stock options (which entitle employees, but not the Company, to more favorable tax treatment). The Committee will determine the number of shares covered by each option.

The exercise price of the shares subject to each option is set by the Committee but generally cannot be less than 100% of the fair market value on the date of grant. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value (on the grant date) if the participant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. Any shares in excess of this limit will be treated as a nonstatutory stock option. If the employee holds more than one incentive stock option, the incentive stock options are considered in the order in which they were granted.

An option granted under the 2003 Plan cannot generally be exercised until it becomes vested. The Committee establishes the vesting schedule of each option at the time of grant. Options become exercisable at the times and on the terms established by the Committee. Options granted under the 2003 Plan expire at the times established by the Committee, but not later than 10 years after the grant date (such term is limited to five years in the case of an incentive stock option granted to a participant who owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries). The Committee may determine the effect of termination of employment or service on the rights and benefits under options and in doing so may make distinctions based upon the cause of termination or other factors.

The exercise price of each option granted under the 2003 Plan must be paid in full at the time of exercise. The Committee also may permit payment through the tender of shares that are already owned by the participant, or by any other means which the Committee determines to be consistent with the purpose of the Plan. The participant must pay any taxes we are required to withhold at the time of exercise.

Stock Appreciation Rights

Awards of stock appreciation rights may be granted in connection with all or any part of an option, either concurrently with the grant of an option or at any time thereafter during the term of the option, or may be granted independently of options. The Committee has complete discretion to determine the number of stock appreciation rights granted to any employee, consultant or director.

The Committee determines the terms of stock appreciation rights, except that the exercise price of a stock appreciation right that is granted independently of an option may not be less than 100% of the fair market value of the shares on the date of grant and the exercise price of a stock appreciation right that is granted in connection with an option may not be less than the exercise price of the related option. In addition, the Committee may determine the effect of termination of employment or service on the rights and benefits under stock appreciation rights and in doing so may make distinctions based upon the cause of termination or other factors.

A stock appreciation right granted in connection with an option will entitle the participant to exercise the stock appreciation right by surrendering to the Company a portion of the unexercised related option. The participant will receive in exchange from the Company an amount equal to the excess of the fair market value of the shares on the date of exercise of the stock appreciation right covered by the surrendered portion of the related option over the exercise price of the shares covered by the surrendered portion of the related option. When a stock appreciation right granted in connection with an option is exercised, the related option, to the extent surrendered, will cease to be exercisable. A stock appreciation right granted in connection with an option will be exercisable until, and will expire no later than, the date on which the related option ceases to be exercisable or expires.

Stock appreciation rights may also be granted independently of options. Such a stock appreciation right will entitle the participant, upon exercise, to receive from the Company an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. A stock appreciation right granted without a related option will be exercisable, in whole or in part, at such time as the Committee will specify in the stock appreciation right agreement.

The Company’s obligation arising upon the exercise of a stock appreciation right may be paid in shares, in cash, or any combination thereof, as the Committee may determine.

Restricted Stock

Awards of restricted stock are shares that vest in accordance with the terms and conditions established by the Committee. The Committee will determine the number of shares of restricted stock granted to any employee, consultant or director, and the other terms of the Award (including the purchase price, if any).

In determining whether an Award of restricted stock should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the Committee may determine to grant an Award of restricted stock only if the participant satisfies performance goals established by the Committee. Unless the Committee otherwise provides, a restricted stock award confers voting and dividend rights prior to vesting.

Non-employee Director Stock Options

Under the 2003 Plan, our non-employee directors will receive annual, automatic, non-discretionary grants of nonqualified stock options and restricted stock. The Committee does not have discretion to select which non-employee directors will be granted automatic options and restricted stock awards, or to determine the number of shares to be covered by the automatic option and restricted stock awards.

Each new non-employee director will automatically be granted a nonqualified stock option to purchase 24,000 shares as of the date he or she first becomes a non-employee director that will vest after one year. In addition, on each anniversary of his or her election or appointment to the board of directors thereafter during the term of the 2003 Plan, each non-employee director also will automatically be granted a fully vested nonqualified stock option to purchase 12,000 shares (15,000 shares for the then current Chairman of our board of directors), provided that he or she remains an eligible non-employee director on each such anniversary.

Each option granted to a non-employee director will have an exercise price equal to 100% of the fair market value of the common stock on the grant date. Each option granted to a non-employee director will expire 10 years after the date of grant. If a non-employee director’s service on the board of directors is terminated for any reason, the vested option will remain exercisable for three years after such termination or until the expiration of the option’s stated term, which ever first occurs. The exercise price of each option must be paid in full at the time of exercise. The Committee also may permit payment through the tender of shares that are already owned by the non-employee director, or by any other means which the Committee determines to be consistent with the purpose of the 2003 Plan.

In addition to the automatic award of stock options, each new non-employee director will automatically be granted a restricted stock award of 2,500 restricted shares as of the date he or she is first appointed as a non-employee director. In addition, on each anniversary of his or her election or appointment to the board of directors that occurs after the Annual Meeting during the term of the 2003 Plan, each non-employee director will automatically be granted a restricted stock award of 2,500 restricted shares of our common stock, provided that he or she remains an eligible non-employee director on each such anniversary.

Each restricted stock award will vest as to 100% of the restricted shares subject to the Award on the one year anniversary of the grant date. If a non-employee director’s service on the board of directors is terminated for any reason other than his or her death or disability prior to the award’s vesting date, the balance of the shares of restricted stock which have not vested will be forfeited and reverted back to the Company. If a non-employee director’s service on the board of directors is terminated by reason of his or her death or disability prior to the award’s vesting date, the restricted stock award will become vested as to 100% of the restricted shares subject to the Award.

In addition to the automatic grant of stock option and restricted stock awards, the Committee has the discretion to permit non-employee directors to elect to forego receipt of all or a portion of any cash payments (the annual retainer, meeting fees and committee fees) otherwise due to the non-employee director in exchange for the grant of stock options or restricted stock in accordance with procedures that the Committee adopts. If the Committee permits the non-employee directors to make such an election, the number of shares of restricted stock the non-employee director would receive in lieu of cash compensation would equal the amount of foregone compensation divided by the fair market value of the common stock on the date the compensation would have otherwise been paid to the non-employee director and the number of shares subject to an option that the non-employee director would be granted in lieu of cash compensation would equal an option grant worth $3 for every $1 in foregone compensation. While the Committee retains the discretion to permit non-employee directors to make such elections, it has not exercised this discretion to date.

Deferred Payments

The plan authorizes the Committee to permit the deferred payment of Awards in accordance with and subject to such rules and procedures determined by the Committee in its sole discretion.

Change of Control

In the event of a “change of control” of the Company, the Committee may require the successor corporation to either assume or provide a substitute award for each outstanding stock option and stock appreciation right. In the event the successor corporation refuses to assume or provide a substitute award, the Committee will provide at least 15 days notice that the options or stock appreciation rights under the 2003 Plan will immediately vest and become exercisable as to all of the shares subject to such Award and that such Award will terminate upon the expiration of such notice period. If the successor corporation assumes or provides a replacement Award and the participant is terminated for reasons other than “misconduct” during the 12-month period following the change of control, then such participant’s options and stock appreciation rights will immediately vest and become exercisable as to all of the shares subject to such Award.

Additionally, in the event of a “change of control” of the Company, the Committee may require any Company repurchase or reacquisition right with respect to restricted stock to be assigned to the successor corporation. In the event the successor corporation refuses to assume any such Company repurchase or reacquisition right, such Company repurchase or reacquisition right will lapse and the participant will be fully vested in such shares of restricted stock. If the Company repurchase or reacquisition right is assigned to the successor corporation and the participant is terminated for reasons other than “misconduct” during the 12-month period following such change of control, then any Company repurchase or reacquisition right will lapse with respect to such participant’s restricted stock (or the property for which the restricted stock was converted upon the change of control) and the participant will be fully vested in such restricted stock (or the property for which the restricted stock was converted upon the change of control).

If the Committee does not require the successor corporation to either assume or provide a substitute award for each outstanding stock option and stock appreciation right or require Company repurchase or reacquisition right with respect to restricted stock to be assigned to the successor corporation, then, unless the Committee otherwise provides, the options and stock appreciation rights will immediately vest and become exercisable as to all of the shares subject to such Award and any such Company repurchase or reacquisition right with respect to any restricted stock award will lapse and the participant will be fully vested in such shares of restricted stock.

Performance Goals

The Committee (in its discretion) may grant to eligible persons performance-based restricted stock awards that are designed to satisfy the requirements for deductibility under Section 162(m) of the Code. These Awards are in addition to options or stock appreciation rights that may also qualify as performance-based awards for Section 162(m) purposes.

The performance-based restrictions on restricted stock awards will lapse only if performance reaches specific, pre-established performance levels related to one or more “Performance Goals” established by the Committee. The performance levels must be approved by the Committee in advance of applicable deadlines under the Code and while the performance relating to the achievement of such performance levels remains substantially uncertain. The performance levels may be established based on one or a combination of the following Performance Goals: annual revenue, cash position, earnings per share, individual objectives, net income, operating cash flow, operating income, return on assets, return on equity, return on sales and total shareholder return. The performance-based restricted stock awards will also be subject to such other requirements determined by the Committee to be necessary or appropriate to ensure qualification of such awards as “performance-based” under Section 162(m) of the Code.

Limited Transferability of Awards

Awards granted under the 2003 Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. However, participants may, in a manner specified by the Committee, transfer nonqualified stock options (a) pursuant to a court-approved domestic relations order relating to child support, alimony payments or marital property rights and (b) by bona fide gift (1) to a member of the participant’s immediate family; (2) to a trust or other entity for the sole benefit of the participant and/or his or her immediate family; (3) to a partnership, limited liability company or other entity whose members are the participant and/or his or her immediate family or (4) to certain limited tax-qualified charities.

Amendment and Termination of the 2003 Plan

The board generally may amend, suspend or terminate the 2003 Plan at any time and for any reason (subject to shareholder consent as may be required by applicable law); provided, however, that no amendment or termination of the plan may alter or impair the rights of a participant with respect to an outstanding Award without his or her consent. Unless terminated earlier by the board of directors, the authority to grant new awards under the 2003 Plan will terminate on May 7, 2013. Outstanding awards, as well as the Committee’s authority with respect thereto, generally will continue following the expiration or termination of the 2003 Plan.

Securities Underlying Awards

The closing price of a share of common stock as of April 28, 2006, was $1.83 per share.

Federal Income Tax Consequences

The following is a brief summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the 2003 Plan. This summary does not purport to be complete and does not discuss the tax consequences of a participant’s death, the tax consequences of an award that is subject to but does not satisfy the deferred compensation rules of Section 409A of the U.S. Internal Revenue Code, or the tax laws of any locality, state or foreign country in which the participant may reside. Tax consequences for any particular individual may be different. Tax consequences for any particular individual may be different.

Nonqualified Stock Options

No taxable income is recognized when a nonqualified stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options

No taxable income is recognized when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option and the difference (if any) between the sales price and the fair market value of the shares on the exercise date will be taxed as capital gain.

Stock Appreciation Rights

No taxable income is recognized when a stock appreciation right is granted to a participant. Upon exercise of a stock appreciation right, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received as of the payment date. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock

A participant will not have taxable income when restricted stock is granted unless he or she elects to be taxed at that time. Instead, he or she will recognize ordinary income at the time of vesting of the shares equal to the fair market value (on the vesting date) of the shares minus any amount paid for the shares.

Tax Effect for the Company

We generally will be entitled to a tax deduction in connection with an Award under the 2003 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to each of our four most highly compensated executive officers. If compensation attributable to Awards to such individuals is not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code, CTI may not be permitted to deduct compensation paid to such individuals to the extent that aggregate non-performance-based compensation exceeds $1,000,000 per individual in any tax year. Furthermore, if an Award is accelerated under the 2003 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), we may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered).

Participation in the 2003 Plan

The board of directors has approved a grant of restricted stock to our chief executive officer under the 2003 Plan that is contingent on shareholder approval of this Proposal 4. Except for this restricted stock award, the number of Awards that an employee or consultant may receive under the 2003 Plan is at the discretion of the Committee and therefore cannot be determined in advance. The following table presents the Awards that will be granted, based on the stated assumptions, for the remaining term of the 2003 Plan, including (a) the restricted stock awards that will be allocated to our chief executive officer and (b) the stock options and restricted stock awards that will be allocated to non-employee directors pursuant to the automatic annual stock option and restricted stock award feature for the remaining term of the 2003 Plan, subject to any future amendments to the 2003 Plan.

Future Awards to be Granted Under the 2003 Plan

Name and Position	Number of Shares Underlying Stock Options (#) (1)	Number of Restricted Shares (#) (2)
James A. Bianco, M.D., President and Chief Executive Officer	N/A	200,000(3)

Louis A. Bianco, Executive Vice President, Finance and Administration	N/A	N/A

Jade Brown, Executive Vice President, Chief Business Officer	N/A	N/A

Jack W. Singer, M.D., Executive Vice President, Chief Medical Officer	N/A	N/A

Scott C. Stromatt, Executive Vice President, Clinical Development & Regulatory Affairs	N/A	N/A

All current executive officers as a group (six persons)	N/A	N/A

All directors (other than executive officers) as a group (four persons)	357,000(4)	70,000(5)

Each other person who is to receive 5% or more of the options, warrants or rights under the 2003 Plan	N/A	N/A

All employees, excluding executive officers, as a group (177 persons)	N/A	N/A

(1)	Represents the aggregate number of shares subject to grants of stock options from June 23, 2006 through May 7, 2013, that can be determined based on objective criteria.
(2)	Represents the aggregate number of shares subject to restricted stock awards from June 23, 2006 through May 7, 2013, that can be determined based on objective criteria.
(3)	Assumes that this Proposal 4 is approved by our shareholders. These shares vest upon the receipt of an NDA approval for XYOTAX or pixantrone from the FDA, if the approval is obtained on or before January 1, 2007. The actual number of shares subject to any other restricted stock awards to this individual under the 2003 Plan is not determinable.
(4)	Assumes, among other future variables, that that there are no new eligible directors, there continues to be four eligible directors (including one chairman of the board) seated and that the number of shares subject to each annual grant is not increased or decreased. The actual number of shares subject to stock options for initial one-time grants to new directors under this program is not determinable.
(5)	Assumes, among other future variables, that that there are no new eligible directors, there continues to be four eligible directors (including one chairman of the board) seated and that the number of shares subject to each annual grant is not increased or decreased. The actual number of shares subject to restricted stock awards for initial one-time grants to new directors under this program is not determinable.

Other than the awards described above, the number, amount and type of awards to be received by or allocated to eligible persons under the 2003 Plan cannot be determined at this time. The Company is not currently considering any specific additional awards under the 2003 Plan. For information regarding options and restricted stock awards granted to executive officers of the Company during fiscal 2005, see the information provided under the heading “Compensation of Executive Officers” on page 37 of this proxy statement.

In implementing stock-based compensation programs, we seek to balance the need to maintain a talented resource pool in a human-intensive and highly competitive business with efforts to closely monitor and reduce our “burn rate” from stock option and restricted stock awards, where burn rate is defined as the number of options and restricted stock granted in a fiscal year divided by the gross number of shares outstanding at the end of that fiscal year. Over the last three years, our annual burn rate has averaged 5.92%. In connection with the proposal to increase the number of shares authorized for issuance under our 2003 Equity Incentive Plan, we intend to maintain a burn rate across the next three fiscal years equal to or less than 5.57%.

PROPOSAL 5

APPROVAL OF THE ISSUANCE OF COMMON STOCK AT THE COMPANY’S

ELECTION IN CONNECTION WITH THE PAYMENT OF INTEREST AND

MAKE-WHOLE AMOUNTS THAT MAY BECOME DUE UNDER THE COMPANY’S 7.5%

CONVERTIBLE SENIOR NOTES DUE 2011

Summary

We are asking our shareholders to approve the issuance of common stock at our election in connection with the payment of interest and make-whole amounts that may become due under our 7.5% convertible senior notes due 2011. On April 27, 2006, we issued an aggregate of $66,312,000 million principal amount of our 7.5% convertible senior notes due April 30, 2011 (the “Senior Notes”), $33,156,000 of which was issued in a registered public offering and $33,156,000 of which was issued in a private placement transaction in exchange for approximately $39.5 million of our 5.75% convertible senior subordinated notes due 2008 and $1.2 million of our 5.75% convertible subordinated notes due 2008 (the “Offering”). The Senior Notes will bear interest at a rate of 7.5% per annum, and we will pay interest on the Senior Notes on April 30 and October 31 of each year. The first interest payment on the Senior Notes will be made on October 31, 2006.

Pursuant to the terms of the Senior Notes, at any time prior to maturity the note holder may elect to convert the Senior Notes into shares of our common stock at a rate of 478.519 shares per $1,000 principal amount of the notes converted, which is equivalent to an initial conversion price of $2.09 per share, as may be adjusted. Subject to certain conditions, the Senior Notes will automatically convert if, at any time after June 26, 2006 and prior to maturity, the closing price per share of our common stock has exceeded 125% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period. In addition, upon certain changes in control of CTI, holders of the Senior Notes will have the right, subject to certain conditions and restrictions, to require us to repurchase their Senior Notes, in whole or in part, at 100% of the principal amount, plus accrued and unpaid interest to, but not including, the repurchase date.

Upon any automatic conversion of the Senior Notes, or if holders of the Senior Notes exercise their right to require us to repurchase their Senior Notes in connection with a non-stock change of control (as such term is defined in the indenture governing the Senior Notes), we will pay to such holders an amount equal to $225 per $1,000 principal amount of their notes so converted or repurchased less the amount of any interest paid on such notes prior to the conversion or repurchase date (the “Make-Whole Amount”).

At our election, we have the right to issue shares of our common stock in payment of interest and Make-Whole Amounts due on the Senior Notes (the “Payment Shares”). For the purposes of any payment of interest or Make-Whole Amounts that may become due under the Senior Notes made in Payment Shares, the fair market value of such Payment Shares shall be equal to 95% of the volume-weighted average price of our common stock for the five consecutive trading days ending on the trading day immediately preceding the interest payment, conversion or repurchase date. In the event that this Proposal 5 is approved by our shareholders, we will have the flexibility to make these payments in cash or stock depending on our financial situation at the time of payment. In the event that this Proposal 5 is not approved by the shareholders, we may not have the flexibility to issue stock in payment of these amounts to the extent that such issuance would require the approval of our shareholders and instead would have to pay any such amount from our cash reserves.

Why We Need Shareholder Approval

Rule 4350(i) of the Nasdaq Stock Market rules requires shareholder approval for the issuance or potential issuance of common stock or securities convertible into or exchangeable for common stock at a price less than the greater of the book or market value of an issuer’s stock where the amount of securities being issued represents 20% or more of the issuer’s common stock or voting power outstanding before such issuance.

We are subject to the Nasdaq Stock Market rules because our common stock is listed on the Nasdaq National Market. We are seeking shareholder approval for the following reasons:

•	Pursuant to the terms of the Senior Notes, we have the right to elect to pay interest and Make-Whole Amounts due under the Senior Notes in Payment Shares. Such Payment Shares shall be valued at 95% of the volume weighted average price of our common stock for the five consecutive trading days ending on the trading date immediately preceding the payment date. Therefore, if we elect to pay interest and Make-Whole Amounts due under the Senior Notes in our common stock, the price at which such common stock is issued may be below the market price of our common stock at the closing of the offering.

•	If we elect to issue any Payment Shares as described above, then, as described in more detail below, the number of shares of common stock issuable in payment of interest and Make-Whole Amounts due on the Senior Notes could result in the issuance of common stock in excess of 20% of our outstanding common stock or voting power.

In general, the shares to be issued upon conversion of the Senior Notes will be issued at a price above the fair market value of our common stock on the date of the issuance of the Senior Notes. The only shares of our common stock that may potentially be issued at a price below such market value would be the Payment Shares. Accordingly, in order to meet applicable requirements under the Nasdaq Stock Market rules, your vote is being solicited in order to approve, at our election, the issuance of Payment Shares in satisfaction of interest and Make-Whole Amounts that may become due on the Senior Notes. Please note that the number of Payment Shares issuable in satisfaction of interest and Make-Whole Amounts due on the Senior Notes is tied to the market price of our common stock at the time of such issuance and is therefore not currently determinable.

Vote Required and Board of Directors’ Recommendation

Approval of the issuance of Payment Shares at our election in satisfaction of interest and Make-Whole Amounts that may become due on the Senior Notes requires the affirmative vote of the holders of a majority of the shares of our common stock voting on this Proposal 5 in person or by proxy and entitled to vote at the Annual Meeting. If this Proposal 5 is approved by our shareholders, we will not solicit further authorization for the issuance of Payment Shares in satisfaction of interest and Make-Whole Amounts that may become due on the Senior Notes, provided that the terms of such issuance comply with the terms approved by our shareholders in this Proposal 5 and any applicable laws or regulations. If this Proposal 5 does not receive shareholder approval, we may not have the flexibility to pay any interest and Make-Whole Amounts that may become due under the Senior Notes by issuing Payment Shares to the extent that such issuance would require the approval of our shareholders. In such case, we will be required to pay any interest and Make-Whole Amounts due on the Senior Notes from our cash reserves and may not have funds remaining necessary to operate our business.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE ISSUANCE OF COMMON STOCK AT THE COMPANY’S

ELECTION IN CONNECTION WITH THE PAYMENT OF INTEREST AND

MAKE-WHOLE AMOUNTS DUE UNDER THE COMPANY’S CONVERTIBLE

SENIOR NOTES.

Terms of the Senior Notes

The summary of the terms of the Senior Notes provided above does not purport to be complete and is qualified in its entirety by the text of the transaction documents, copies of which are filed as exhibits to our Current Report on Form 8-K filed on April 28, 2006 and which are incorporated by reference herein. The terms of our common stock are set forth in our proposed form of amended and restated articles of incorporation attached to this proxy statement as Appendix A.

Effect of the Potential Issuance on Current Shareholders

As discussed above, if we elect to pay interest and make-whole amounts due under the Senior Notes in Payment Shares, such Payment Shares will be valued at a price equal to 95% of the volume weighted average price of our common stock for the five consecutive trading days ending on the trading date immediately preceding the interest payment date. Therefore, if we elect to pay interest and make-whole amounts due under the Senior Notes in Payment Shares, such issuance will result in dilution to our current shareholders in their proportionate ownership of us. Because the number of Payment Shares issuable at our election in satisfaction of interest and make-whole amount due on the Senior Notes is not currently determinable, the extent of such dilution also cannot be determined at this time.

Neither the presently authorized shares of our common stock nor any shares of our common stock that may be issued pursuant to this Proposal 5 carry any preemptive rights.

PROPOSAL 6

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

Summary

The audit committee has approved the appointment of Stonefield Josephson, Inc. as our independent auditors for the year ending December 31, 2006, and the board of directors has further directed that we submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting.

On August 31, 2004, Ernst & Young LLP informed us that Ernst & Young LLP had resigned as our independent registered public accounting firm. Ernst & Young LLP had audited our financial statements since 1992. The reports of Ernst & Young LLP on our consolidated financial statements for the years ended December 31, 2002 and 2003 did not contain any adverse opinion, or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits of our consolidated financial statements for the years ended December 31, 2002 and 2003, and through the subsequent interim periods, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference thereto in its report. There were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K. We requested Ernst & Young LLP to furnish a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the statements made herein. A copy of that letter dated September 10, 2004 was filed as Exhibit 16.1 to our Form 8-K/A filed on September 10, 2004. Ernst & Young LLP did not seek our consent to its resignation. As a result, the audit committee did not recommend or approve the resignation of Ernst & Young LLP.

On October 18, 2004, the audit committee engaged Grant Thornton LLP as our new independent auditors to provide financial audit services. Grant Thornton LLP did not audit our financial statements in either 2002 or 2003 or any subsequent interim period and did not perform any services prior to October 18, 2004. Additionally, during 2002 and 2003 and the subsequent interim period through October 18, 2004, we did not consult with Grant Thornton LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

On August 31, 2005, Grant Thornton LLP informed us that Grant Thornton LLP had resigned as our independent registered public accounting firm. Grant Thornton LLP had audited our financial statements since 2004. The reports of Grant Thornton LLP on our consolidated financial statements for the year ended December 31, 2004 did not contain any adverse opinion, or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audit of our consolidated financial statements for the year ended December 31, 2004, and through the subsequent interim periods, there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton LLP, would have caused it to make reference thereto in its report. There were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K. We requested Grant Thornton LLP to furnish a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the statements made herein. A copy of that letter dated September 1, 2005 was filed as Exhibit 16.1 to our Form 8-K filed on September 2, 2005. Grant Thornton LLP did not seek our consent to its resignation. As a result, the audit committee did not recommend or approve the resignation of Grant Thornton LLP.

On October 7, 2005, the audit committee engaged Stonefield Josephson, Inc. as our new independent auditors to provide financial audit services. Stonefield Josephson, Inc. did not audit our financial statements in either 2003 or 2004 or any subsequent interim period and did not perform any services prior to October 7, 2005. Additionally, during 2003 and 2004 and the subsequent interim period through October 7, 2005, we did not consult with Stonefield Josephson regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or

(ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Representatives of Stonefield Josephson, Inc., who are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

We are asking our shareholders to ratify the selection of Stonefield Josephson, Inc. as our independent auditors. Although ratification is not required by our amended and restated bylaws or otherwise, we are submitting the selection to our shareholders for ratification because we value our shareholders’ views and as a matter of good corporate practice. In the event the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the audit committee feels that such a change would be in our and our shareholders’ best interests. The selection of Stonefield Josephson, Inc. will be effectively ratified at the Annual Meeting if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting will be required to approve this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF STONEFIELD JOSEPHSON, INC. AS OUR INDEPENDENT AUDITORS.

The following report shall not be deemed incorporated by reference into any previous or future filings under the Securities Act or Securities Exchange Act, notwithstanding any such filings which purport to incorporate by reference this proxy statement in whole or in part.

Audit Committee Report

The audit committee reviews and monitors CTI’s financial reporting process on behalf of the board and reviews CTI’s system of internal controls. We act only in an oversight capacity, however, and it is management that has the primary responsibility for the financial statements, establishing and maintaining adequate internal controls, and the reporting process. Stonefield Josephson, Inc., CTI’s independent auditor for 2005, is responsible for expressing opinions on the conformity of CTI’s financial statements in accordance with generally accepted accounting principles, on management’s assessment of the effectiveness of CTI’s internal control over financial reporting, and on the effectiveness of CTI’s internal control over financial reporting. Each member of the Audit Committee is an independent director as determined by our board of directors, based on Nasdaq National Market rules and the Securities and Exchange Commission’s independence requirements for members of audit committees. In addition, the board of directors has determined that John H. Bauer is an “audit committee financial expert,” as defined by SEC rules.

We operate under a written charter, a copy of which is available on CTI’s website at www.cticseattle.com. As more fully described in our charter, the purpose of the audit committee is to assist the board of directors in its oversight and monitoring of CTI’s financial statements, internal controls and audit matters. We meet each quarter with Stonefield Josephson, Inc. and management to review CTI’s interim financial results before the publication of CTI’s quarterly reports. Management’s and independent auditors’ presentations to and discussions with the audit committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent auditors. In accordance with the Sarbanes-Oxley Act, we have ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace CTI’s independent auditors.

In accordance with existing audit committee policy and the requirements of the Sarbanes-Oxley Act, all services to be provided by Stonefield Josephson, Inc. are subject to pre-approval by the audit committee. This includes audit services, audit-related services, tax services and other services. Pre-approval provided by the full audit committee or a subcommittee thereof, relates to a particular category or group of services and is subject to a specific budget. The Sarbanes-Oxley Act prohibits an issuer from obtaining certain non-audit services from its auditing firm so as to avoid certain potential conflicts of interest; we have not in recent years obtained any of these services from Stonefield Josephson, Inc., Grant Thornton LLP or Ernst & Young LLP, and we are able to obtain such services from other service providers at competitive rates.

In addition, we recommend to the board of directors the appointment of the independent auditors and review their proposed audit scope, approach and independence.

We are not professional accountants or auditors and our duties are not intended to duplicate or to certify the activities of management or the independent auditors. It is not the audit committee’s duty to plan or conduct audits or to determine that CTI’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Consequently, the audit committee is not providing any professional certification as to the independent auditors’ work or any expert assurance as to the financial statements.

We have reviewed and discussed CTI’s audited financial statements with management and Stonefield Josephson, Inc. Management has represented to the audit committee that the financial statements were prepared in accordance with generally accepted accounting principles.

We also discussed with Stonefield Josephson, Inc. other matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, we have received from, and discussed with, Stonefield Josephson, Inc. their annual written report on their independence from us and our management, as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the auditors whether the provision of any non-audit services provided to us by them during 2005 were compatible with the auditors’ independence.

Based on our discussion with management and the independent auditors and our review of the audited financial statements and the representations of management and the independent auditors, we recommended to the board that the audited financial statements be included in CTI’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John H. Bauer (Chair)
Phillip M. Nudelman, Ph.D.
Vartan Gregorian, Ph.D.

Independent Auditor’s Fees and Services

The following table provides the aggregate fees billed for professional services rendered by our principal accountants during each of the past two fiscal years ended December 31:

	Ernst & Young LLP		Grant Thornton LLP		Stonefield Josephson, Inc.
Services Rendered	2005	2004	2005	2004	2005	2004
Audit Fees (1)	$—	$318,000	$212,325	$555,000	$1,051,000	$—
Audit-Related Fees (2)	—	233,000	—	—	—	—
Tax Fees (3)	—	46,000	7,014	—	—	—
All Other Fees (4)	—	—	—	—	—	—

(1)	Audit Fees. This category includes fees for professional services provided in conjunction with the audit of our financial statements and with the audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting, review of our quarterly financial statements, assistance and review of documents filed with the SEC, consents, and comfort letters and attestation services provided in connection with statutory and other regulatory filings and engagements.
(2)	Audit Related Fees. This category includes fees for assurance and related professional services associated with due diligence related to mergers and acquisitions, consultation on accounting standards or transactions, internal control reviews and assistance with internal control reporting requirements, services related to the audit of employee benefit plans, and other attestation services not required by statute or regulation.
(3)	Tax Services. This category includes fees for professional services provided related to tax compliance, tax planning and tax advice.
(4)	Other Services. There were no other fees for services not included above.

Pre-Approval Policy

Pursuant to our “Audit and Non-Audit Services Pre-Approval Policy”, which is approved by the Audit Committee on an annual basis, the audit committee pre-approves all auditing services and non-audit services to be performed by our independent auditors. The audit committee also pre-approves all associated fees, except for de minimus amounts for non-audit services, which are approved by the audit committee prior to the completion of the audit.

Executive Officers

The following table provides certain information with respect to our executive officers:

Name	Age as of March 31, 2006	Position
James A. Bianco, M.D.	49	President, Chief Executive Officer, Director
Alberto Bernareggi, Ph.D.	49	Managing Director, Cell Therapeutics Europe S.r.l.
Louis A. Bianco	53	Executive Vice President, Finance and Administration
Jade Brown	37	Executive Vice President, Chief Business Officer
Jack W. Singer, M.D.	63	Executive Vice President, Chief Medical Officer, Director
Scott C. Stromatt, M.D.	48	Executive Vice President , Clinical Development and Regulatory Affairs

For biographical information for all our directors, including biographical information concerning Drs. Bianco and Singer who are each directors of CTI as well as executive officers. Please see the discussion under the heading “Information about Nominees and Continuing Directors” on page 5 of this proxy statement.

Mr. Bianco is one of our founders and has been our executive vice president, finance and administration since February 1, 1992, and was a director from our inception in September 1991 to April 1992 and from April 1993 to April 1995. From January 1989 through January 1992, Mr. Bianco was a vice president at Deutsche

Bank Capital Corporation in charge of risk management. Mr. Bianco is a Certified Public Accountant and received his M.B.A. from New York University. Mr. Bianco and Dr. Bianco are brothers.

Dr. Bernareggi was named managing director, Cell Therapeutics Europe S.r.l in September 2005. A co-founder of Novuspharma, Dr. Bernareggi joined CTI as Senior Director of Preclinical Development as part of the acquisition of our acquisition of Novuspharma in January 2004. Dr. Bernareggi has more than 23 years of experience in scientific and management roles in research and development at pharmaceutical and biotech companies, including Marion-Merrell-Dow, Boehringer Mannheim, and Roche. Dr. Bernareggi has authored more than 75 peer-reviewed manuscripts and is a contract Professor of Medicinal Chemistry at the University of Milan.

Mr. Brown was promoted to executive vice president and chief business officer in August 2005. Prior to joining us, Mr. Brown was vice president of business development & marketing at Nastech Pharmaceuticals. Additionally, he was employed at Eli Lilly and Company for 12 years where he held a number of leadership positions in business development and commercialization, ultimately serving as the Brand Director in the Women’s Health Division. Mr. Brown received his M.B.A from Harvard University Graduate School of Business and his B.S. Degree from Indiana University.

Dr. Stromatt was promoted to executive vice president, clinical development and regulatory affairs in August 2005, and has managed CTI’s global clinical research programs and related functional areas since 2003. Prior to joining us, Dr. Stromatt was vice president clinical research and chief medical officer for Northwest Biotherapeutics and, prior to that, was an analyst focused on public and private biotechnology, pharmaceutical, and medical device companies. Dr. Stromatt earned his MD from the University of Chicago and received his MBA from the University of Colorado.

Security Ownership of Certain Beneficial Owners and Management

The following table provides certain information regarding beneficial ownership of common stock as of April 30, 2006 by (1) each shareholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (2) each of our directors and nominees for director, (3) each of our executive officers named in the Summary Compensation Table herein and (4) all directors and executive officers as a group:

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Shares Subject to Options	Percentage Ownership (2)
James A. Bianco, M.D.** (3)	2,044,808	1,161,239	2.0%
John H. Bauer** (4)	26,500	24,000	*
Louis A. Bianco (5)	669,956	397,517	*
Jade Brown (6)	164,399	74,403	*
Vartan Gregorian, Ph.D.**	76,500	69,000	*
Mary O. Mundinger, Dr. PH**	87,150	83,000	*
Phillip M. Nudelman, Ph.D.**	139,311	86,906	*
Jack W. Singer, M.D.** (5)	946,480	490,190	*
Scott C. Stromatt, M.D (7)	202,916	127,916	*
All directors and executive officers as a group (11 persons) (8)(9)(10)	4,422,020	2,538,171	4.2%

*	Less than 1%
**	Denotes director of CTI
(1)	The address of the individuals listed is 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119.
(2)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities. This table is based upon information supplied by officers, directors, Schedules 13D, 13G and 13F and Forms 3 and 4 filed with the SEC. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of April 30, 2006, are deemed outstanding for computing the percentage of the person holding the option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(3)	Number of shares beneficially owned includes 505,000 shares of unvested restricted stock, of which 450,000 shares have contingent vesting terms and 200,000 are subject to shareholder approval. Of these contingent shares, 200,000 shares would vest upon the date that we receive a new drug application, or NDA, approval for XYOTAX or pixantrone from the Food and Drug Administration, or FDA, if the approval is obtained prior to January 1, 2007. Additionally, 125,000 shares will vest upon the closing of a material partnership deal with a pharmaceutical company and 125,000 shares will vest upon the filing of an NDA with the FDA related to the approval of XYOTAX, if either such event occurs on or before December 14, 2008.
(4)	Mr. Bauer joined our board of directors effective October 17, 2005.
(5)	Number of shares beneficially owned includes 151,666 shares of unvested restricted stock, of which 100,000 shares are contingent and would vest upon the date that we receive approval for an NDA for XYOTAX from the FDA if the approval is obtained prior to January 1, 2007.
(6)	Number of shares beneficially owned includes 88,496 shares of unvested restricted stock.
(7)	Number of shares beneficially owned includes 75,000 shares of unvested restricted stock.
(8)	Number of shares beneficially owned includes 1,011,828 shares of unvested restricted stock for all executive officers as a group, of which 650,000 shares are contingent and would vest as described in the above footnotes.
(9)	Does not include shares owned by directors and executive officers who served as directors and executive officers during all or part of the 2005 fiscal year but were not serving in that capacity as of April 30, 2006.
(10)	Includes shares owned by directors and executive officers who did not serve as directors and executive officers during all or part of 2005 but were serving in that capacity as of April 30, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission reports of ownership and reports of changes in ownership of common stock and our other equity securities. Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

We prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them. Based solely on review of this information or written representations from reporting persons that no other reports were required, we believe that, during the 2005 fiscal year, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners complied with Section 16(a), except in October 2005, a Form 4 for John H. Bauer was not timely filed due to an inadvertent administrative error.

Compensation of Executive Officers

The following table sets forth all compensation earned in the years ended December 31, 2005, 2004, and 2003 by our chief executive officer and our four other most highly compensated executive officers as of December 31, 2005, who we will collectively refer to as the named executive officers.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)		Restricted Stock Awards ($) (2)	Securities Underlying Options (#)	All Other Compensation ($)
James A. Bianco, M.D. President and Chief Executive Officer	2005	650,000	240,000	114,385	(3)	2,212,000	250,000	43,588	(4)
	2004	460,297	306,832	162,518	(3)	139,000	—	43,588	(4)
	2003	460,297	295,822	113,036	(3)	2,128,200	125,000	56,310	(4)
Louis A. Bianco Executive Vice President, Finance and Administration	2005	330,000	99,000	10,030	(5)	1,002,800	270,000	7,326	(6)
	2004	300,120	120,048	5,959	(5)	104,250	—	7,326	(6)
	2003	300,120	81,997	5,550	(5)	751,800	60,000	2,349	(6)
Jade Brown Executive Vice President, Chief Business Officer	2005	245,288	84,000	345	(5)	291,890	185,278	441	(7)
	2004	—	—	—		—	—	—
	2003	—	—	—		—	—	—
Jack W. Singer, M.D. Executive Vice President, Chief Medical Officer	2005	340,000	102,000	17,290	(5)	1,002,800	270,000	30,234	(8)
	2004	309,747	95,253	21,551	(5)	104,250	—	30,086	(8)
	2003	302,000	106,703	25,583	(5)	751,800	75,000	37,510	(8)
Scott Stromatt, M.D. Executive Vice President, Clinical Development and Regulatory Affairs	2005	288,750	87,450	—		244,800	190,000	810	(7)
	2004	—	—	—		—	—	—
	2003	—	—	—		—	—	—

(1)	Other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of the perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer for the applicable year.
(2)	The amounts shown in this column represent the dollar value of the grant of restricted stock based on the closing price of our common stock on the date of issuance and will accrue any future dividends declared. Restricted stock granted in 2005 includes contingent awards that vest upon the achievement of certain performance goals. During 2005, 450,000 of these awards were granted to Dr. Bianco, 200,000 of which are contingent on shareholder approval, and 100,000 of these awards were granted to each of Mr. Bianco and Dr. Singer. The vesting terms of the awards shown in this column are included in the “Restricted Stock Awards Not Yet Vested” table below.
(3)	In 2005, 2004, and 2003, other annual compensation for Dr. Bianco represents perquisites, including the following: (i) travel and entertainment expenses reimbursed by the Company, including the aggregate incremental cost of using our aircraft for personal use (the aircraft was disposed of in November 2005), of $80,138, $101,721 and $42,769 and (ii) tax reimbursements of $28,075, $53,446 and $60,128; respectively. The Jobs Creation Act of 2004 does not permit a deduction for the company for any amount not included in compensation of the individuals utilizing the aircraft for non-business use. To the extent non-business use was not included in the aforementioned compensation, the company forewent the deduction for these amounts in determining taxable income. Although we are not able to currently use these foregone tax deductions given our net loss position, the company would have otherwise utilized these expenditures to offset future revenue in determining taxable income. Protective services were provided for Dr. Bianco and his family as part of the Company’s corporate security program, which was cancelled in August 2005. The approximate costs of the Company’s corporate security program totaled $216,000, $1,242,201 and $939,537 for 2005, 2004 and 2003, respectively. The Company did not consider the cost of providing protective services to Dr. Bianco and his family to be compensatory and therefore such costs are not reflected in the above table.

(4)	All other compensation for Dr. Bianco for 2005, 2004 and 2003 includes the following: (i) a premium payment of $24,810, $24,810 and $34,310 for life insurance required by the terms of Dr. Bianco’s employment; (ii) reimbursement of a disability insurance premium of $5,577, $5,578 and $0; and (iii) reimbursement of a health insurance premium of $13,200, $13,200 and $22,000, respectively.
(5)	Other annual compensation consists of tax reimbursements.
(6)	In 2005, 2004 and 2003, all other compensation for Mr. Bianco includes the following: (i) reimbursement for long-term disability insurance premiums of $4,977, $4,977 and $0; and (ii) a premium payment of $2,349 for life insurance in each of the three years; respectively.
(7)	All other compensation includes a premium payment for life insurance.
(8)	In 2005, 2004 and 2003, all other compensation for Dr. Singer includes the following: (i) reimbursement for long-term disability insurance premiums of $6,870, $6,870 and $0; (ii) premium payments of $3,564, $3,416 and $3,564 for life insurance; and (iii) reimbursement of a health insurance premium of $19,800, $19,800 and $33,946; respectively.

The following table provides additional detail regarding Restricted Stock Awards presented in the “Summary Compensation” table above which were unvested as of December 31, 2005.

Restricted Stock Awards Not Yet Vested

Name	Grant Date	Vesting Date		Initial Grant Amount	Initial Price	Initial Value	Remaining Shares	Current Value (a)
James A. Bianco, M.D.	December 14, 2005	(b	)	250,000	$2.36	$590,000	250,000	$545,000
	January 10, 2005	(c	)	200,000	8.11	1,622,000	200,000	436,000
	May 21, 2004	(d	)	20,000	6.95	139,000	6,667	14,534
	January 1, 2004	(e	)	110,000	8.67	953,700	27,500	59,950
	December 11, 2003	(f	)	145,000	8.10	1,174,500	48,333	105,366

							Total	$1,160,850
Louis A. Bianco	December 14, 2005	(e	)	30,000	$2.36	$70,800	30,000	$65,400
	January 28, 2005	(g	)	100,000	9.32	932,000	100,000	218,000
	May 21, 2004	(d	)	15,000	6.95	104,250	5,000	10,900
	January 1, 2004	(e	)	40,000	8.67	346,800	10,000	21,800
	December 11, 2003	(f	)	50,000	8.10	405,000	16,666	36,332

							Total	$352,432
Jade Brown	December 14, 2005	(e	)	50,000	$2.36	$118,000	50,000	$109,000
	June 16, 2005	(h	)	56,000	2.90	162,400	37,333	81,386
	February 28, 2005	(i	)	1,163	9.88	11,490	1,163	2,535
	September 29, 2004	(j	)	6,000	7.10	42,600	3,000	6,540

							Total	$199,461
Jack W. Singer, M.D.	December 14, 2005	(e	)	30,000	$2.36	$70,800	30,000	$65,400
	January 28, 2005	(g	)	100,000	9.32	932,000	100,000	218,000
	May 21, 2004	(d	)	15,000	6.95	104,250	5,000	10,900
	January 1, 2004	(e	)	40,000	8.67	346,800	10,000	21,800
	December 11, 2003	(f	)	50,000	8.10	405,000	16,666	36,332

							Total	$352,432
Scott C. Stromatt, M.D.	December 14, 2005	(e	)	30,000	$2.36	$70,800	30,000	$65,400
	June 16, 2005	(h	)	60,000	2.90	174,000	40,000	87,200
	August 26, 2003	(k	)	10,000	10.21	102,100	5,000	10,900

							Total	$163,500

(a)	Determined based on the closing price of our common stock ($2.18) on December 31, 2005.

(b)	50% of the restricted stock award vests when we close a material partnership deal with a pharmaceutical company for XYOTAX and 50% of the restricted stock award vests when we file an NDA with the FDA related to the approval of XYOTAX if either such event occurs on or before December 14, 2008.
(c)	Restricted stock award vests when we receive an NDA approval for XYOTAX or pixantrone from the FDA, if the approval is obtained on or before January 1, 2007.
(d)	Restricted stock award is subject to shareholder approval. Award vests at a rate of 33 1/3% on each of December 11, 2004, 2005 and 2006.
(e)	Restricted stock award vests over two years with 25% vesting six months from the date of grant, 25% vesting one year from the date of grant, 25% vesting 18 months from the date of grant and 25% vesting two years from the date of grant.
(f)	Restricted stock award vests over three years with 1/3 of the shares vesting one year from the date of grant, 1/3 of the shares vesting two years from the date of grant and 1/3 of the shares vesting three years from the date of grant.
(g)	Restricted stock award vests upon the date that we receive approval for an NDA for XYOTAX from the FDA, if the approval is obtained on of before January 1, 2007.
(h)	Restricted stock award vests over 18 months with 1/3 of the shares vesting six months from the date of grant, 1/3 of the shares vesting one year from the date of grant and 1/3 of the shares vesting 18 months from the date of grant.
(i)	Restricted stock award vests on May 16, 2007.
(j)	50% of restricted stock award vests on March 26, 2005 and 50% vests on March 26, 2006.
(k)	Restricted stock award vests over four years with 25% of the shares vesting one year from the date of grant, 25% vesting two years from the date of grant, 25% vesting three years from the date of grant and 25% vesting four years from the date of grant.

The following table provides the number of options granted to each of the named executive officers during the year ended December 31, 2005 and the potential realizable value of such grants. No stock appreciation rights were granted to such individuals for the 2005 fiscal year.

Options Granted in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price ($/Sh)	Expiration Date (3)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
					5%($)	10%($)
James A. Bianco, M.D.	250,000	8.7%	2.36	12/14/2015	371,048	940,308
Louis A. Bianco	150,000	5.2%	2.78	7/14/2015	262,249	664,591
	120,000	4.2%	2.36	12/14/2015	178,103	451,348
Jade Brown	6,278	0.2%	9.88	2/28/2015	39,008	98,854
	150,000	5.2%	2.36	12/14/2015	222,629	564,185
	29,000	1.0%	2.90	6/16/2015	52,890	134,034
Jack W. Singer, M.D.	150,000	5.2%	2.78	7/14/2015	262,249	664,591
	120,000	4.2%	2.36	12/14/2015	178,103	451,348
Scott Stromatt, M.D.	40,000	1.4%	2.90	6/16/2015	72,952	184,874
	150,000	5.2%	2.36	12/14/2015	222,629	564,185

(1)	Options granted under our 2003 Equity Incentive Plan and Novuspharma Plan typically have a ten-year term and have an exercise price equal to the fair market value on the date of grant; options granted under our 2003 Equity Incentive Plan and Novuspharma Plan have various vesting terms.
(2)	During the fiscal year ended December 31, 2005, options to purchase an aggregate of 2,875,754 shares of our common stock were granted to employees.

(3)	Options may terminate before their expiration dates if the optionee’s status as an employee is terminated, or upon the optionee’s death.
(4)	Potential realizable value is based on the assumption that the common stock appreciates at the annual rates shown (compounded annually) from the date of grant until the expiration of the option term. These assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of the future common stock price. There can be no assurance that any of the values reflected in this table will be achieved.

The following table provides the fiscal year-end number and value of unexercised options for each of the named executive officers. None of the named executive officers held any stock appreciation rights at the end of the 2005 fiscal year.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired On Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James A. Bianco, M.D.	—	—	1,098,739	291,666	—	—
Louis A. Bianco	—	—	317,517	290,000	—	—
Jade Brown	—	—	19,236	190,042	—	—
Jack W. Singer, M.D.	15,000	106,135	410,190	295,000	—	—
Scott Stromatt, M.D.	—	—	53,750	203,750	—	—

(1)	Calculated based on the fair market value of the purchased shares on the exercise date less the option exercise price paid for such shares.
(2)	Calculated by determining the difference between the fair market value of the securities underlying the options at December 31, 2005 and the exercise price of the options.

Employment, severance and/or change of control agreements

Dr. Bianco, president and chief executive officer, entered into an employment agreement with us effective January 1, 2005, superseding the agreement he had with us effective December 31, 2002. The employment agreement provides for an employment term commencing on January 1, 2005 and ending on December 31, 2008 (the “Term”). At the end of the Term, the employment agreement will renew automatically for a period of three (3) years thereafter subject to any mutually agreed upon changes or amendments unless Dr. Bianco or the Company gives 120 days’ notice of intention not to renew the Employment Agreement. The employment agreement entitles Dr. Bianco to an annual base salary of $650,000 a year, and eligibility to receive an annual bonus to be determined by the Company’s compensation committee, with a target bonus opportunity to be not less than 50% of base salary. Pursuant to the terms of the employment agreement, Dr. Bianco was granted 200,000 restricted shares of our common stock which shall vest on the date we receive a new drug application approval for XYOTAX or pixantrone from the Food and Drug Administration, provided that Dr. Bianco has continued employment with us through the vesting date, and that such vesting date occurs prior to January 1, 2007. Vesting will be accelerated if Dr. Bianco resigns for good reason, is terminated without cause, or upon a change of control prior to January 1, 2007. Pursuant to the employment agreement, if Dr. Bianco is terminated without cause or if he resigns for good reason, he will receive (i) at his choice either (x) a lump sum payment representing two years of his salary based on a 6% discount factor, or (y) continuing payments of severance pay at a rate equal to his monthly base salary rate, as then in effect, plus his most recent annual cash bonus continuation, for a period of eighteen (18) months from the date of such termination, (ii) full vesting of outstanding unvested stock options which shall become exercisable for a period of two (2) years following the date on which they vest, subject to the terms of the applicable award agreements, and full vesting of outstanding unvested or restricted stock, (iii) continuation of health benefits for the severance period not to exceed two

(2) years following termination, and (iv) all accrued but unused vacation. In the event of a change of control and Dr. Bianco is terminated without cause or resigns for good reason, Dr. Bianco will receive the following severance benefits: (i) a lump sum payment equal to two years of his base salary plus his most recent annual cash bonus, (ii) full vesting of outstanding unvested stock options which shall become exercisable for a period of two (2) years following the date on which they vest, and full vesting of outstanding unvested or restricted stock (iii) continuation of health benefits for two (2) years, and (iv) all accrued but unused vacation. The employment agreement restricts Dr. Bianco from competing with us for the term of the severance payment period following the termination of his employment with us. In addition, the severance payments are conditioned upon Dr. Bianco not competing with us and not soliciting our employees. The agreement further provides that, if any payments are subject to the excise tax on parachute payments, we will make a gross up payment in an amount that covers the excise tax due plus the excise and income taxes payable on the gross up payment.

Mr. Bianco, Mr. Brown, Dr. Singer and Dr. Stromatt entered into severance agreements with us, effective as of April 12, 2005 for Mr. Bianco and Dr. Singer and effective as of September 15, 2005 for Mr. Brown and Dr. Stromatt, pursuant to which, in the event that the executive is discharged from employment by us without cause or resigns for good reason (including upon a change of control), he will be entitled to receive (i) acceleration of all then existing unvested stock based compensation (options will remain exercisable for 21 months following the severance date), (ii) severance pay based on the executive’s base salary in effect immediately prior to the severance date for a period of eighteen months, (iii) bonus pay equal to the greater of the average of the three prior years bonuses or 30% of base salary, (iv) continuation of or reimbursement for certain health benefits for a period of up to eighteen months, (v) all accrued but unused vacation and certain other benefits for a severance period of eighteen months. The agreements further provide that, if any payments are subject to the excise tax on parachute payments, we will make a gross up payment in an amount that covers the excise tax due plus the excise and income taxes payable on the gross up payment. The severance payments are conditioned upon the executive not breaching his inventions and proprietary information agreement with us. Under the terms of the severance benefits agreement, the executive is not entitled to severance benefits if employment is terminated for cause, as a result of his death or disability or due to his own resignation without good reason. For Mr. Bianco and Dr. Singer, these severance agreements replace severance agreements entered into with us effective September 23, 1997 and February 1, 1998, respectively.

Inventions and proprietary information agreements restrict Dr. Singer from competing with us for two years after the termination of his employment with us.

Italian Law and National Collective Bargaining Agreements

Many material terms of our Italian executives’ employment are mandated by Italian law and national collective bargaining agreements. In Italy, collective bargaining agreements are much more prevalent than in the United States and are negotiated at a national level—beyond the control of any particular employer—between the unions of a particular business sector (mechanical, commerce, banks, chemical, etc.) and the employers’ association in the applicable sector.

In particular, our employment relationships with our Italian executives are regulated by Italy’s National Collective Agreement for the Executives in the Industrial Sector of May 23, 2000, as amended, which provides, among other things:

•	executives are entitled to minimum gross monthly salary related to length of service;

•	executives’ yearly salaries are paid in 13 installments;

•	executives are not subject to working time schedules or overtime rules;

•	executives are entitled to 35 days of holiday per year;

•	for justified reasons, executives are entitled to an unpaid leave period;

•	in case of illness, the executives are entitled to maintain their job position for a period of up to 12 months during which they will receive their full salary (with the cost being fully borne by the employer);

•	executives are entitled to mandatory paid maternity leave;

•	executives are entitled to insurance coverage for on- and off-duty accidents; and

•	executives are entitled to indemnification for any civil and criminal liabilities incurred by the executives in the performance of their employment activities.

Finally, the Italian National Collective Agreement regulates the severance benefits we would be required to pay upon any termination by us of the employment of our officers in Italy. The severance amount varies based upon whether the termination is for cause, for justified reasons or for no justified reason, as generally described below:

•	Terminations for Cause. If we were to dismiss an executive in Italy for cause, he would not be entitled to any notice period or indemnity in lieu of the notice period, but he would be entitled to receive the severance compensation (so-called TFR). We would have “cause” to terminate an executive’s employment, under Article 2119 of the Italian civil code, following any serious event that makes the continuation of the employment relationship impossible, even on a temporary basis. Events such as theft, riots and serious insubordination are generally considered “cause” for termination in Italy.

•	Terminations for Justified Reasons. If we were to terminate the employment of any executive in Italy, other than for “cause,” the executive would be entitled to a notice period. The notice period is equal to eight months for executives having a seniority of up to two years, and it is increased in proportion to seniority up to a maximum of 12 months for executives having more than 10 years of seniority. If we were to terminate an executive’s employment for justified reasons without providing the required notice, he would be entitled to the indemnity in lieu of the notice period equal to the salary he would have received during the notice period, in addition to the severance compensation. The average amount of the bonuses paid to him during the prior three years and the value of his fringe benefits, including stock options under certain circumstances, would be taken into account when calculating this indemnity. Under Article 2118 of the Italian civil code, the following events are generally considered to provide a “justified reason” for terminating an executive’s employment: failure of the executive to comply with material management directions; a restructuring or reorganization of the company; a complete closing of the company; or the closing of the office to which the executive is assigned.

•	Unlawful Terminations. If we were to terminate the employment of any executive in Italy without cause or justified reasons, the executive might challenge the dismissal in court. If the termination of the employment relationship is deemed unlawful by the court, the executive may be awarded damages in the form of an indemnity (to be paid in addition to the indemnity in lieu of the notice period and the severance compensation) ranging from a minimum amount equal to the notice indemnity due to the executive, plus two months’ salary up to a maximum amount equal to 22 months’ salary. The amount of damages may automatically be increased by a sum ranging between two and seven months’ salary if the executive’s age is between 46 and 56 years. An executive is never entitled to reinstatement, regardless of the cause of termination.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing compensation plans as of December 31, 2005, including the 2003 Equity Incentive Plan, Novuspharma Plan, the 1994 Equity Incentive Plan and the 1996 Employee Stock Purchase Plan.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))		(d) Total of Securities Reflected in Columns (a) and (c)
Plans Approved by Shareholders	5,959,985	(1)	$11.05	946,765	(2)	6,906,750
Plans Not Approved by Shareholders	903,665	(3)	$10.21	None		903,665
Plans Not Approved by Shareholders (Novuspharma)	154,800	(4)	$7.17	192,200		347,000

(1)	Consists of the 2003 Equity Incentive Plan and the 1994 Equity Incentive Plan.
(2)	Consists of 701,806 shares available for future issuance under the 2003 Equity Incentive Plan and 244,959 shares available for future issuance under the 1996 Employee Stock Purchase Plan.
(3)	Consists of warrants to purchase 350,000 shares issued to the initial purchaser in connection with our 6.75% convertible senior notes, warrants to purchase 350,000 shares and 103,665 restricted share rights issued in connection with a license agreement with PG-TXL Company, L.P., and warrants to purchase 100,000 shares issued in connection with a research services agreement with The Hope Heart Institute.
(4)	Consists of the Novuspharma Plan adopted in connection with the merger between CTI and Novuspharma.

1994 Equity Incentive Plan

Our 1994 Equity Incentive Plan was adopted by the board of directors in January 1994, approved by shareholders in February 1994 and terminated in June 2003 in connection with the approval of our 2003 Equity Incentive Plan. Upon termination, 293,289 shares reserved but not issued under our 1994 Equity Incentive Plan were transferred to our 2003 Equity Incentive Plan.

1996 Employee Stock Purchase Plan

For information regarding the 1996 Employee Stock Purchase Plan, please see the discussion presented under the heading “Summary of 1996 Employee Stock Purchase Plan” on page 13 of this proxy statement.

2003 Equity Incentive Plan

For information regarding the 2003 Equity Incentive Plan, please see the discussion presented under the heading “Summary of 2003 Equity Incentive Plan” on page 18 of this proxy statement.

Cell Therapeutics, Inc. Novuspharma S.p.A. Stock Option Plan

In December 2003, the Board of Directors approved the assumption and amendment and restatement of the Cell Therapeutics, Inc. Novuspharma S.p.A. Stock Option Plan (the “Novuspharma Plan”) in connection with the merger between CTI and Novuspharma. The Novuspharma Plan provides for the grant of nonqualified stock options and restricted stock to certain of our officers, employees, members of our Board of Directors and consultants. The plan administrator determines, on a grant-by-grant basis, what terms and conditions apply to options and restricted stock granted under the Novuspharma Plan (including vesting restrictions). The Novuspharma Plan permits options to be exercised with cash or certain other legal forms of consideration. In the event of our change of control (including our merger with or into another corporation or our sale of substantially all of our assets), the Novuspharma Plan provides that we may determine, in our discretion, that each optionee may vest in his or her option or restricted stock award with respect to any or all of the shares subject to the award (including shares that were unvested prior to the change of control) and that such awards may otherwise be assumed or substituted for by the successor corporation. There are 350,000 shares of common stock reserved under the Novuspharma Plan, and as of December 31, 2005, there were 192,200 shares available for future issuance.

The following report shall not be deemed incorporated by reference into any previous or future filings under the Securities Act or Securities Exchange Act, notwithstanding any such filings which purport to incorporate by reference this proxy statement in whole or in part.

Compensation Committee Report on Executive Compensation

The current compensation committee consists of only non-employee directors, who are appointed by the board of directors, and all of whom meet the requirements of “independence” as set forth in the rules and regulations promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market listing standards. We are responsible for establishing and administering CTI’s executive compensation arrangements. We also administer the 2003 and 1994 Equity Incentive Plans, the Novuspharma Plan and the 1996 Employee Stock Purchase Plan and make all stock option grants under the 2003 Equity Incentive Plan and the Novuspharma Plan to CTI’s executive officers. The current compensation committee consists of Dr. Mary O. Mundinger, Dr. Phillip M. Nudelman, and Dr. Vartan Gregorian and has served as such since September of 2005; prior to that time for the calendar year 2005 the compensation committee consisted of Drs. Mundinger and Gregorian and Dr. Max Link, and was chaired by Dr. Link.

General Compensation Policy

We operate in the extremely competitive and rapidly changing biotechnology industry. We believe that the compensation programs for the company’s executive officers should be designed to attract, retain and motivate talented executives responsible for the success of the company and should be determined within a competitive framework and based on the achievement of strategic corporate objectives and individual performance and teamwork. Within this overall philosophy, our objectives are to:

•	Offer a total compensation program that takes into consideration the compensation practices of a peer group of companies with which CTI competes for executive talent.

•	Integrate each executive officer’s compensation package with annual and long-term corporate objectives and focus the officer’s attention on the attainment of those objectives.

•	Promote the creation of shareholder value through the achievement of strategic corporate objectives.

•	Provide annual variable incentive awards that take into account CTI’s performance relative to corporate objectives and the individual executive officer’s contributions.

•	Align the financial interests of executive officers with those of shareholders by providing significant equity-based, long-term incentives.

Compensation Components and Process

We have endeavored to apply a compensation philosophy that is designed to attract and retain qualified key executive officers critical to CTI’s success taking into account the company’s current profile and challenges.

We make decisions based upon the attainment of corporate-wide, team and individual performance objectives and based on the formulation of new corporate objectives and the formulation and implementation of those objectives in response to negative events, such as the failure of a clinical trial or similar setback. However, we determine compensation amounts relying foremost upon our judgment about each individual evaluated after taking into account the analysis of an independent consulting firm and the chief executive officer with respect to all executive officers other than the chief executive officer, and not based upon a rigid set of guidelines or formulas.

In establishing the compensation package of CTI’s executive officers, we adopted a “total pay” philosophy which includes three major components: (1) base salary set at levels that are commensurate with those of comparable positions at other pharmaceutical or biotechnology companies; (2) annual bonuses and stock option grants tied to the achievement of strategic corporate and team objectives and individual performance; and (3) long-term, stock-based incentive awards intended to strengthen the mutuality of interests between the executive officers and our shareholders. In the case of CTI’s chief executive officer, his base salary is set pursuant to a written employment agreement entered into on January 1, 2005 and approved by the prior compensation committee.

As referenced above, an independent consulting firm furnishes the compensation committee with executive compensation data drawn from several nationally recognized surveys of companies within the biotechnology and pharmaceutical industries. On the basis of those surveys, we identified a peer group of companies with which CTI competes for executive talent, which we will refer to as the peer companies.

The positions of CTI’s chief executive officer and the other executive officers were compared with those of their counterparts at the peer companies, and the market compensation levels for comparable positions were examined to compare base salary, target incentives, and total cash compensation. In addition, the practices of the peer companies concerning stock option grants and restricted stock grants were also reviewed and compared.

Base Salary. The base salary for each executive officer is set at a level considered appropriate for comparable positions at the peer companies. We make base salary determinations in accordance with the range in effect for comparable positions at the peer companies, competitive market forces and our evaluation of performance of the chief executive officer and the evaluation of performance provided to us for each executive officer by the chief executive officer. In January of 2005, the company and Dr. Bianco entered into a four-year employment agreement which establishes by contract a base salary of $650,000 for Dr. Bianco for the calendar year 2005. This agreement was approved by the prior compensation committee and ratified by the board of directors of CTI as formulated in January of 2005. Accordingly, we did not review or make market compensation comparisons with respect to the chief executive officer’s base salary because it is governed by a written binding contract between the company and Dr. Bianco.

Variable Incentive Awards. To reinforce the attainment of CTI’s goals, we believe that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay or bonuses generally tied to the achievement of corporate and individual targets. Given the industry in which the company operates and the rapid changes that can occur throughout a given year in corporate objectives, this process is necessarily dynamic and not static. For the calendar year 2005, the determination of the appropriate amount of variable compensation was especially challenging. In the spring and early summer it became clear that the major corporate objective established at the outset of 2005, the filing of an NDA with respect to XYOTAX, would not be met because our STELLAR 2, 3 and 4 phase III trials did not achieve their primary endpoints. This led to other corporate challenges and a split on appropriate strategy and leadership at the board level. As such, management’s variable compensation in 2005 was tied to significant efforts to formulate a viable registration strategy for XYOTAX, and making appropriate and expeditious reductions in operating expenses while increasing its liquidity and cash reserves. In the second half of the year the company dramatically reduced its headcount and burn-rate, sold TRISENOX to Cephalon for aggregate consideration of $71.9 million and used $39.4 million of those proceeds to retire CTI’s debt owed to Pharmabio Development, Inc. The company also sold $82 million of 6.75% convertible senior notes, which, after taking into account offering expenses and assuming the conversion of all notes and required make-whole interest payments added approximately $49.5 million of cash to the company. As of March 31, 2006, approximately $62.8 million of the 6.75% convertible senior notes had been converted.

Long-Term, Equity-Based Incentive Awards. The goal of CTI’s long-term equity-based incentive awards is to align the interests of CTI’s executive officers with the shareholders and to provide each executive officer with a significant incentive to perform his management duties from the perspective of an owner with an equity stake in the business. This incentive is provided through stock option and restricted stock grants made under the 2003

Equity Incentive Plan and the Novuspharma Plan. The size of the stock option and restricted stock grants to each executive officer is set at a level we feel is appropriate to create a meaningful opportunity for stock ownership based upon the executive officer’s current position with CTI, internal comparability with stock option and restricted stock grants made to CTI’s other executives, the executive officer’s current level of performance and his potential for future responsibility and promotion over the option term. We also take into account comparable equity incentives provided to individuals in similar positions in the biotechnology and pharmaceutical industries, as reflected in external surveys, and the number of unvested options held by the executive officer at the time of the new grant. We have established certain general guidelines by which we seek to target a fixed number of unvested option shares for each executive officer based upon his current position with CTI and his potential for in-house growth (i.e., future responsibilities and possible promotions over the option term). However, we do not strictly adhere to these guidelines in making stock option and restricted stock grants, and the relative weight that is given to the various factors varies from individual to individual, as the circumstances warrant.

During fiscal 2005, we awarded CTI’s executive officers named in this proxy statement, new stock options for an aggregate of 1,165,278 shares of common stock. Each grant allows the officer to acquire the shares underlying the stock option at a fixed price per share (the market price or fair market value on the grant date) over a ten-year period of time. Specifically, the options vest in periodic installments over one-year to three-year periods, contingent upon the executive officer’s continued employment with CTI. Accordingly, the option will provide a return only if the officer remains with CTI and then only if the market price appreciates over the option term. During 2005, we also authorized the issuance of 907,163 shares of restricted stock to executive officers named in this proxy statement which included 257,163 shares of time-based restricted stock and 650,000 shares of contingent restricted stock. Time-based restricted stock awards vest in periodic installments over one-year to four-year periods contingent upon the executive officer’s continued employment with CTI. The contingent grants are performance-based and vest upon the achievement of certain business objectives, which include (1) 200,000 shares awarded to certain executive officers which vest upon an NDA approval for XYOTAX from the FDA prior to January 1, 2007, (2) 200,000 shares awarded to our Chief Executive Officer which are subject to shareholder approval and vest upon an NDA approval for XYOTAX or pixantrone from the FDA prior to January 1, 2007, and (3) 250,000 shares awarded to the Chief Executive Officer, 50% of which vests upon the closure of a material partnership deal for XYOTAX and 50% of which vests upon the filing of an NDA with the FDA related to the approval of XYOTAX, either of which must occur prior to December 14, 2008. As discussed above, 2005 was a challenging year; yet it is clear to the compensation committee that the best current prospect of creating shareholder value is dependent on the success of XYOTAX, and the retention of a core group of dedicated executives to stay with the company to continue the development of XYOTAX. All restricted stock grants were made to further this objective and 650,000 of those are directly contingent upon XYOTAX’s success.

Compensation of the Chief Executive Officer

As stated above, the annual base salary for our Chief Executive Officer, James A. Bianco, M.D., was set pursuant to the terms of an employment agreement entered into with Dr. Bianco in January 2005 and approved by the prior compensation committee.

Dr. Bianco was also awarded (1) options to purchase 250,000 shares of common stock at an exercise price of $2.36 per share and (2) 450,000 shares of performance-based contingent restricted stock, 200,000 of which are subject to shareholder approval, and which vest as described above primarily based on whether XYOTAX is successful. The grants reflected our intention to subject a portion of Dr. Bianco’s overall compensation to the market performance of CTI’s common stock and to the success of XYOTAX as measured by regulatory approval or third-party validation. The stock option awards will be of little or no value to Dr. Bianco unless there is appreciation in the value of CTI’s common stock over the option term. The contingent restricted stock awards will be of no value to Dr. Bianco unless the performance criteria are attained.

Compliance with Internal Revenue Code Section 162(m)

As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, CTI will not be allowed a federal income tax deduction for compensation paid to certain officers, to the extent that compensation exceeds one (1) million dollars per officer in any one year. This limitation will apply to all compensation that is not considered to be performance-based within the meaning of Section 162(m). Compensation that does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. Any compensation deemed paid in connection with the exercise of stock options granted under CTI’s 2003 Equity Incentive Plan and CTI’s 1994 Equity Incentive Plan with an exercise price not less than the market price of the option shares on the grant date is intended to qualify as performance-based compensation for this purpose. In addition, under CTI’s 2003 Equity Incentive Plan, the compensation committee may grant restricted stock awards that are structured to qualify as performance-based compensation for this purpose. While the compensation committee intends to structure performance-related awards in a way that will preserve the maximum deductibility of compensation awards, the compensation committee may from time to time approve awards which would not result in qualification of those awards as performance-based compensation under Section 162(m) and could result in a loss of tax deductions.

The compensation paid to our Chief Executive Officer during fiscal 2005 that was not performance-based under Section 162(m) exceeded the one (1) million dollar limit per officer by approximately $485,000. CTI will not be able to take a federal income tax deduction for this excess amount. We feel for the reasons stated above that arrangements entered into with Dr. Bianco were appropriate in the circumstances; as of December 31, 2005 the company has approximately $408 million in loss caryforwards and had never earned a profit so that the loss of the deduction has no current economic impact.

COMPENSATION COMMITTEE

Mary O. Mundinger, Dr. PH (Chair)
Vartan Gregorian, Ph.D.
Phillip M. Nudelman, Ph.D.

Stock Performance Graph

	3/31/01	6/30/01	9/30/01	12/31/01
Cell Therapeutics, Inc.	$39.81	$61.34	$53.37	$53.57
Nasdaq Stock Index (U.S.)	$74.65	$87.98	$61.04	$79.35
Nasdaq Pharmaceutical Index	$74.05	$91.99	$74.16	$85.22

	3/31/02	6/30/02	9/30/02	12/31/02
Cell Therapeutics, Inc.	$55.10	$12.09	$9.76	$16.13
Nasdaq Stock Index (U.S.)	$75.30	$60.02	$48.16	$54.94
Nasdaq Pharmaceutical Index	$76.20	$54.03	$49.80	$55.04

	3/31/03	6/30/03	9/30/03	12/31/03
Cell Therapeutics, Inc.	$18.40	$21.66	$25.12	$19.24
Nasdaq Stock Index (U.S.)	$55.23	$66.59	$73.32	$82.09
Nasdaq Pharmaceutical Index	$59.59	$74.74	$78.92	$80.68

	3/31/04	6/30/04	9/30/04	12/31/04
Cell Therapeutics, Inc.	$18.77	$16.36	$15.22	$18.06
Nasdaq Stock Index (U.S.)	$81.50	$83.92	$77.88	$89.32
Nasdaq Pharmaceutical Index	$84.20	$83.29	$79.66	$85.91

	3/31/05	6/30/05	9/30/05	12/31/05
Cell Therapeutics, Inc.	$7.97	$6.01	$6.35	$4.84
Nasdaq Stock Index (U.S.)	$82.05	$84.83	$88.88	$91.21
Nasdaq Pharmaceutical Index	$75.45	$79.02	$92.89	$94.60

Certain Relationships and Related Transactions

In November 2002, we entered into a two-year Sponsored Research Agreement with the Hope Heart Institute, a non-profit corporation, to perform research specified by us and reviewed by a joint research committee comprised of individuals from our company and from the Hope Heart Institute. In addition to monthly payments, we granted a fully vested warrant to the Hope Heart Institute to purchase 100,000 shares of our common stock at a purchase price of $10.00 per share. Dr. Nudelman is the President, Chief Executive Officer and a member of the board of directors of The Hope Heart Institute. Dr. Singer was a member of the Scientific Advisory Board of The Hope Heart Institute in 2002. In 2004, we terminated the Sponsored Research Agreement with the Hope Heart Institute. During 2005, we made charitable contributions of $24,000 to the Hope Heart Institute.

In December 2004, we entered into a licensing agreement with DiaKine Therapeutics, Inc., or DiaKine, for the development and commercialization of Lisofylline. We received an upfront payment of $250,000 in 2004 and additional payments of $427,000 in 2005. As part of the agreement, Jack W. Singer, M.D., agreed to join the board of directors of DiaKine. Dr. Singer is not currently compensated for his service on the DiaKine board of directors.

Indemnification Agreements with Directors and Officers

In addition to the indemnification provisions contained in our amended and restated articles of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify each such director or officer against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by us, which approval we have agreed not to unreasonably withhold) actually and reasonably incurred if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of CTI and its shareholders and, with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful. Pursuant to these agreements, we may advance expenses and indemnify, and in certain cases are required to advance expenses and indemnify, our officers and directors for certain liabilities incurred in connection with or related to the purported shareholder class actions currently pending against us. Additional information regarding these lawsuits is contained below.

Litigation Involving Directors, Officers and Affiliates

Cell Therapeutics, Inc., James A. Bianco, M.D., president, chief executive officer and director, and Jack W. Singer, M.D., chief medical officer, are defendants in a consolidated shareholder class action alleging violations of federal securities laws. A number of securities lawsuits were filed beginning in March 2005 and have been consolidated in the United States District Court for the Western District of Washington. A Consolidated and Amended Complaint filed in November 2005 asserts claims arising under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder on behalf of a class of purchasers of common stock during the period from November 14, 2003 to March 7, 2005, or the Class Period. The Consolidated and Amended Complaint alleges generally that the defendants knowingly or recklessly made false or misleading statements during the Class Period concerning its Phase III XYOTAX clinical trial. The defendants believe that the allegations in the foregoing actions are without merit and intend to defend the actions vigorously. On January 6, 2006, CTI filed a motion to dismiss this class action complaint. On May 4, 2006 the court granted CTI’s motion to dismiss this lawsuit with leave to the plaintiffs to amend. Pursuant to the court’s order, the plaintiffs have until June 4, 2006 to amend the underlying complaint.

On May 9, 2005, a shareholder of CTI filed a complaint in the Superior Court of the State of Washington, King County on behalf of CTI against members of CTI’s board of directors. The shareholder derivative action alleges breaches of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment since June 7, 2004. The case now resides in the United States District Court for the Western District of Washington. On December 7, 2005, the plaintiff filed an amended complaint and defendants filed a motion to dismiss on February 6, 2006, to which the plaintiffs filed an opposition on March 10, 2006. Defendants filed a reply brief on April 10, 2006. A hearing on the motion to dismiss has been set to occur in June.

Other Business

As of the date of this proxy statement, we know of no other business that will be presented for action at the Annual Meeting. We have not received any advance notice of business to be brought before the Annual Meeting by any shareholder. If other business requiring a vote of the shareholders should come before the Annual Meeting, the person designated as your proxy will vote or refrain from voting in accordance with his best judgment.

Incorporation by Reference

We are incorporating by reference into this proxy statement the transaction documents filed as exhibits to our Current Report on Form 8-K filed on April 28, 2006. We will provide without charge to each person, including any beneficial owner of CTI common stock, to whom this proxy statement is delivered, upon oral or written request, a copy of any and all of the information that has been incorporated by reference in this proxy statement but not delivered with this proxy statement (without exhibits, unless the exhibits are specifically incorporated by reference but not delivered with the prospectus), including information contained in documents filed subsequent to the date on which definitive copies of this proxy statement are sent or give to shareholders, up to the date of responding to such request. Requests should be directed to:

Louis A. Bianco

Executive Vice President, Finance and Administration

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(206) 282-7100

Other Information

Our Annual Report to Shareholders for the year ended December 31, 2005 is being mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all U.S. shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report will be made available to our Italian shareholders in Italy upon request. The Annual Report is not considered proxy soliciting material nor is it incorporated into this Proxy Statement.

Shareholder Proposals

A shareholder who intends to nominate a candidate for election to the board of directors or to present a proposal of business at the 2007 Annual Meeting and desires that information regarding the proposal be included in the 2007 proxy statement and proxy materials must ensure that such information is received in writing by our secretary at our principal executive offices not later than December 28, 2006. In addition, our bylaws provide that a proposal for action to be presented by any shareholder at an annual meeting, including the nomination of a candidate for election to the board of directors, will be considered out of order and will not be acted upon unless the proposal is received in writing by our secretary at our principal executive offices at least 90 days before the first anniversary of the previous year’s Annual Meeting. The notice must also provide certain other information as described in the bylaws. Copies of the bylaws are available to shareholders free of charge upon request to our secretary.

By Order of the Board of Directors

Louis A. Bianco
Executive Vice President, Finance & Administration

Seattle, Washington

April [•], 2006

APPENDIX A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CELL THERAPEUTICS, INC.

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is Cell Therapeutics, Inc.

ARTICLE II

AUTHORIZED CAPITAL STOCK

1.    Classes.    The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have authority to issue is Three Hundred Sixty Million (360,000,000); the total number of authorized shares of Common Stock shall be Three Hundred Fifty Million (350,000,000) and the total number of authorized shares of Preferred Stock shall be Ten Million (10,000,000).

2.    Preferred Stock.    Shares of Preferred Stock may be issued from time to time in one or more series. Shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. The Board of Directors of the Corporation is hereby authorized to fix the designations and powers, preferences and rights, if any, and qualifications, limitations or other restrictions thereof, including, without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, if any, voting rights, rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.

(a)    Series C Convertible Preferred Stock

Section 1.    Designation and Amount.    There is hereby established a series of preferred stock of the Corporation which shall be designated as “Series C Preferred Stock” and the number of shares constituting such series shall be 100,000.

Section 2.    Dividends and Distributions.

(a)    Subject to the prior and superior rights of the holders of any shares of any other series of Preferred Stock or any other shares of preferred stock of the Corporation ranking prior and superior to the shares of Series C Preferred Stock with respect to dividends, each holder of one one-thousandth (1/1,000) of a share (a “Unit”) of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, (i) quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of such Unit of Series C Preferred Stock, in an amount per Unit (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, the aggregate per share amount of all cash dividends declared on shares of the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series C Preferred Stock, and (ii) subject to the provision for adjustment hereinafter set forth, quarterly distributions (payable in kind) on each Quarterly Dividend Payment Date in an amount per Unit equal to the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise) declared on shares of Common Stock since the immediately preceding Quarterly Dividend Payment Date, or with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series C Preferred Stock. In the event that the Corporation shall at any time after November 8, 1996 (the “Rights Declaration Date”) (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which the holder of a Unit of Series C Preferred Stock was entitled immediately prior to such event pursuant to the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)    The Corporation shall declare a dividend or distribution on Units of Series C Preferred Stock as provided in Section 2(a) of this Article II, 2(b) above immediately after it declares a dividend or distribution on the shares of Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per Unit on the Series C Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c)    Dividends shall begin to accrue and shall be cumulative on each outstanding Unit of Series C Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of such Unit of Series C Preferred Stock, unless the date of issuance of such Unit is prior to the record date for the first Quarterly Dividend Payment Date, in which case, dividends on such Unit shall begin to accrue from the date of issuance of such Unit, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Units of Series C Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on Units of Series C Preferred Stock in an amount less than the aggregate amount of all such dividends at the time accrued and payable on such Units shall be allocated pro rata on a unit-by-unit basis among all Units of Series C Preferred Stock at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Units of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3.    Voting Rights.    The holders of Units of Series C Preferred Stock shall have the following voting rights:

(a)    Subject to the provision for adjustment hereinafter set forth, each Unit of Series C Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per Unit to which holders of Units of Series C Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)    Except as otherwise provided herein or by law, the holders of Units of Series C Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)    (i)    If at any time dividends on any Units of Series C Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, then during the period (a “Default Period”) from the occurrence of such event until such time as all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all Units of Series C Preferred Stock then outstanding shall have been declared and paid or set apart for payment, all holders of Units of Series C Preferred Stock, voting separately as a class, shall have the right to elect two Directors.

(ii)    During any Default Period, such voting rights of the holders of Units of Series C Preferred Stock may be exercised initially at a special meeting called pursuant to Section 3(c)(iii) of this Article II, 2(b) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting rights nor any right of the holders of Units of Series C Preferred Stock to increase, in certain cases, the authorized number of Directors may be exercised at any meeting unless one-third of the outstanding Units of Preferred Stock shall be present at such meeting in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Units of Series C Preferred Stock of such rights. At any meeting at which the holders of Units of Series C Preferred Stock shall exercise such voting rights initially during an existing Default Period, they shall have the right, voting separately as a class, to elect Directors to fill up to two vacancies in the Board of Directors, if any such vacancies may then exist, or, if such right is exercised at an annual meeting, to elect two Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Series C Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of Units of Series C Preferred Stock shall have exercised their right to elect Directors during any Default Period, the number of Directors shall not be increased or decreased except as approved by a vote of the holders of Units of Series C Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to the Series C Preferred Stock.

(iii)    Unless the holders of Series C Preferred Stock shall, during an existing Default Period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than 25% of the total number of the Units of Series C Preferred Stock outstanding may request, the calling of a special meeting of the holders of Units of Series C Preferred Stock, which meeting shall thereupon be called by the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Units of Series C Preferred Stock are entitled to vote pursuant to this Section 3(c)(iii) shall be given to each holder of record of Units of Series C Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later then 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 25% of the total number of outstanding Units of Series C Preferred Stock. Notwithstanding the provisions of this Section 3(c)(iii), no such special meeting shall be called during the 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv)    During any Default Period, the holders of shares of Common Stock and Units of Series C Preferred Stock, and other classes or series of stock of the Corporation, if applicable, shall continue to be entitled to elect all the Directors until holders of the Units of Series C Preferred Stock shall have exercised their right to elect two Directors voting as a separate class, after the exercise of which right (x) the Directors so elected by the holders of Units of Series C Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the Default Period, and (y) any vacancy in the Board of Directors may (except as provided in Section 3(c)(ii) of this Article II, 2(b)) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of capital stock which elected the Director whose office shall have become vacant. References in Section 3(c) of this Article II, 2(b) to Directors elected by the holders of a particular class of capital stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v)    Immediately upon the expiration of a Default Period, (x) the right of the holders of Units of Series C Preferred Stock as a separate class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Units of Series C Preferred Stock as a separate class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Articles or by-laws irrespective of any increase made pursuant to the provisions of Section 3(c)(ii) of this Article II, 2(b) (such number being subject, however, to change thereafter in any manner provided by law or in the Articles or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

(vi)    The provisions of Section 3(c) of this Article II, 2(b)shall govern the election of Directors by holders of Units of Preferred Stock during any Default Period notwithstanding any provisions of the Articles to the contrary, including, without limitation, the provisions of Article III of the Articles.

(d)    Except as set forth herein, holders of Units of Series C Preferred Stock shall have no special voting rights and their consents shall not be required (except to the extent they are entitled to vote with holders of shares of Common Stock as set forth herein) for taking any corporate action.

Section 4.    Certain Restrictions.

(a)    Whenever quarterly dividends or other dividends or distributions payable on Units of Series C Preferred Stock as provided in Section 2 of this Article II, 2(b) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding Units of Series C Preferred Stock shall have been paid in full, the Corporation shall not:

(i)    declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of junior stock;

(ii)    declare or pay dividends on or make any other distributions on any shares of parity stock, except dividends paid ratably on Units of Series C Preferred Stock and shares of all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of such Units and all such shares are then entitled;

(iii)    redeem or purchase or otherwise acquire for consideration shares of any parity stock, provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any junior stock;

(iv)    purchase or otherwise acquire for consideration any Units of Series C Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such Units.

(b)    The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 4(a) of this Article II, 2(b), purchase or otherwise acquire such shares at such time and in such manner.

Section 5.    Reacquired Shares.    Any Units of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such Units shall, upon their cancellation, become authorized but unissued Units of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6.    Liquidation.

(a)    Upon a Liquidation, no distribution shall be made (i) to the holders of shares of junior stock unless the holders of Units of Series C Preferred Stock shall have received, subject to adjustment as hereinafter provided in Section 6(b) of this Article II, 2(b), the greater of either (a) $1.00 per Unit plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, or (b) the amount equal to the aggregate per share amount to be distributed to holders of shares of Common Stock, or (ii) to the holders of shares of parity stock, unless simultaneously therewith distributions are made ratably on Units of Series C Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of Units of Series C Preferred Stock are entitled under clause (i)(a) of this sentence and to which the holders of shares of such parity stock are entitled, in each case upon such liquidation, dissolution or winding up.

(b)    In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the aggregate amount to which holders of Units of Series C Preferred Stock were entitled immediately prior to such event pursuant to Section 6(a)(i)(b) of this Article II, 2(b) shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7.    Consolidation, Merger, Etc.    In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of common stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case Units of Series C Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per Unit (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of Units of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8.    Redemption.    The Units of Series C Preferred Stock shall not be redeemable.

Section 9.    Ranking.    The Units of Series C Preferred Stock shall rank junior to all other series of the Preferred Stock and to any other class of preferred stock that hereafter may be issued by the Corporation as to the payment of dividends and the distribution of assets, unless the terms of any such series or class shall provide otherwise.

Section 10.    Amendment.    The Articles, including, without limitation, this resolution, shall not hereafter be amended, either directly or indirectly, or through merger or consolidation with another corporations in any manner that would alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Units of Series C Preferred Stock, voting separately as a class.

Section 11.    Fractional Shares.    The Series C Preferred Stock may be issued in Units or other fractions of a share, which Units or fractions shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series C Preferred Stock.

Section 12.    Certain Definitions.    As used herein with respect to the Series C Preferred Stock, the following terms shall have the following meanings:

(a)    The term “junior stock” (i) as used in Section 4 of this Article II, 2(b), shall mean the Common Stock and any other class or series of capital stock of the Corporation hereafter authorized or issued over which the Series C Preferred Stock has preference or priority as to the payment of dividends and (ii) as used in Section 6 of this Article II, 2(b), shall mean the Common Stock and any other class or series of capital stock of the Corporation over which the Series C Preferred Stock has preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(b)    The term “parity stock” (i) as used in Section 4 of this Article II, 2(b), shall mean any class or series of stock of the Corporation hereafter authorized or issued ranking pari passu with the Series C Preferred Stock as to the payment of dividends and (ii) as used in Section 6 of this Article II, 2(b), shall mean any class or series of capital stock ranking pari passu with the Series C Preferred Stock in the distribution of, assets on any liquidation, dissolution or winding up of the Corporation.

ARTICLE III

DIRECTORS

The number of directors of the Corporation shall be as set forth in the bylaws. The Board of Directors shall be divided into three classes, with the classes to be as equal in number as may be possible. Upon such division, the Board of Directors shall designate the class in which each then current director shall serve for the terms set forth below:

Class	Term
Class I	1 year
Class II	2 years
Class III	3 years

At each annual meeting of shareholders thereafter, the number of directors equal to the number of directors in the class whose term expires at the time of such meeting shall be elected to serve until the third ensuing annual meeting of shareholders.

At a meeting of shareholders called expressly for that purpose, the entire Board of Directors, or any member thereof, may be removed from office at any time, but only (a) for Cause and (b) if the number of votes cast to remove the director by holders of shares then entitled to vote in an election of directors exceed the number of votes cast not to remove the director. For purposes of this Article III, “Cause” shall be limited to (a) action by a director involving willful malfeasance having a material adverse effect on the Corporation or (b) a director being convicted of a felony; provided that any action by a director shall not constitute “Cause” if, in good faith, the director believed such action to be in or not opposed to the best interests of the Corporation, or if a director shall be entitled, under applicable law, these Articles of Incorporation, the bylaws of the Corporation or a contract with the Corporation, to be indemnified with respect to such action.

ARTICLE IV

SHAREHOLDERS’ RIGHTS

1.    Shareholders of the Corporation have no preemptive rights to acquire additional shares issued by the Corporation.

2.    Holders of Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

ARTICLE V

VOTING RIGHTS

1.    Holders of the Corporation’s outstanding Common Stock shall have unlimited voting rights; provided, however, that a simple majority of all votes entitled to be cast by a voting group will be sufficient to approve any (a) plan of merger, (b) plan of share exchange, or (c) sale of assets other than in the usual and regular course of business of the Corporation.

2.    At each election of directors, every shareholder entitled to vote at such election has the right to vote the number of shares of stock held by such shareholder for each of the directors to be elected. No cumulative voting for directors shall be permitted.

ARTICLE VI

SHAREHOLDER MEETING QUORUM

A quorum for any shareholder meeting shall be at least one third (1/3) of the shares entitled to be cast.

ARTICLE VII

LIMITATION ON LIABILITY OF DIRECTORS

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for his or her conduct as a director, which conduct takes place on or after the date this Article becomes effective, except for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct violating RCW 23B.08.310, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If, after this Article becomes effective, the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be deemed eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any amendment to or repeal of this Article shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date of this Article becomes effective.

ARTICLE VIII

AMENDMENT OF ARTICLES

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders and directors are subject to this reserved power.

CELL THERAPEUTICS, INC., A Washington corporation

Date: , 2006	By:

James A. Bianco, M.D. President and Chief Executive Officer

APPENDIX B

CELL THERAPEUTICS, INC.

1996 Employee Stock Purchase Plan

as amended and restated as of June [__], 2006

1.    Purpose.    The Cell Therapeutics, Inc. 1996 Employee Stock Purchase Plan (the “Plan”) is intended to encourage ownership of stock by employees of Cell Therapeutics, Inc., a Washington corporation (the “Company”), and certain affiliates, and to provide additional incentive for the employees to promote the success of the business of the Company and any such affiliates. It is intended that the Plan shall be an “employee stock purchase plan” within the meaning of Section 423 of the Code.

2.    Definitions.    As used in this Plan, the following terms shall have the meanings set forth below:

(a)    “Base Salary” means the regular gross base salary paid to an Optionee by one or more Participating Employers during such individual’s period of participation in the Plan, plus any pre-tax contributions made by the Optionee to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Company or any Related Corporation. The following items of compensation shall not be included in Base Salary: (i) all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents), profit-sharing distributions and other incentive-type payments and (ii) any and all contributions (other than Code Section 401(k) or Code Section 125 contributions) made on the Optionee’s behalf by the Corporation or any Related Corporation under any employee benefit or welfare plan now or hereafter established.

(b)    “Beneficiary” means the person designated as beneficiary on the Optionee’s Enrollment Form, if no such beneficiary is named or no such Enrollment Form is in effect at the Optionee’s death, his or her beneficiary as determined under the provisions of the Company’s program of life insurance for the employee.

(c)    “Board” means the Board of Directors for the Company.

(d)    “Change in Control” means any of the following:

(i)    the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the Stock where the shareholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company;

(ii)    a merger in which the shareholders of the Company before such merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company;

(iii)    the sale, exchange, or transfer of all or substantially all of the Company’s assets (other than a sale, exchange or transfer to one or more corporations or other entities where the shareholders of the Company before such sale, exchange, or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporation(s) or other entities to which the assets were transferred).

(e)    “Code” means the Internal Revenue Code of 1986, as amended, or any statute successor thereto, and any regulations issued from time to time thereunder.

(f)    “Committee” means a committee of the Board consisting of not less than two directors of the Company who are not employees of the Company or any Related Corporation, each appointed by the Board from time to time to serve at its pleasure for the purpose of carrying out the responsibilities of the Committee under the Plan. Each member of the Committee will be “disinterested” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended. For any period during which no such committee is in existence, all authority and responsibility assigned to the Committee under this Plan shall be exercised, if at all, by the Board.

(g)    “Eligible Employee” means a person who is employed by any Participating Employer on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a).

(h)    “Enrollment Form” means the Enrollment/Change Form whereby an Optionee authorizes a Participating Employer to withhold payroll deductions from his or her Base Salary and is otherwise in such form as the Committee may specify.

(i)    “Fair Market Value” means, as of any given date, the last reported sales price of the Stock as reported in the Wall Street Journal for such date or, if either no such sale is reported or the Stock is not publicly traded on or as of such date, the fair market value of the Stock as determined by the Committee in good faith based on the available facts and circumstances at the time.

(j)    “Offering Commencement Date” means any date on which Options are granted under the Plan as determined by the Committee pursuant to Section 8.

(k)    “Offering Period” means a period of approximately six (6) months’ duration, beginning on an Offering Commencement Date and ending, subject to Section 9.6, on the last business day of the sixth calendar month ending after such date, during which Options are granted and outstanding under the Plan pursuant to a determination by the Committee under Section 4.

(l)    “Offering Termination Date” means the last business day of an Offering Period, on which Options must, if ever, be exercised.

(m)    “Option” means an option to purchase shares of Stock granted under the Plan.

(n)    “Optionee” means an Eligible Employee to whom an Option is granted.

(o)    “Option Shares” means shares of Stock purchasable under an Option.

(p)    “Participating Employer” means the Company or any Related Corporation which is designated by the Committee as a corporation whose Eligible Employees are to receive Options as of a particular Offering Commencement Date.

(q)    “Related Corporation” means any corporation which is or during the term of the Plan becomes a parent corporation of the Company, as defined in Section 424(e) of the Code, or a subsidiary corporation of the Company, as defined in Section 424(f) of the Code.

(r)    “Stock” means the common stock, without par value, of the Company.

(s)    “Stock Purchase Agreement” means the Stock Purchase Agreement under which an Optionee agrees to such terms and other such provisions governing his or her participation in the Plan (not inconsistent with the Plan) as the Committee may deem advisable.

3.    Term of Plan.    The Plan shall become effective upon (a) the adoption of the Plan by the Board, subject to the approval of the Plan by the shareholders of the Company within 12 months of such adoption and (b) the effectiveness of a registration statement on Form S-8 under the Securities Act of 1933, as amended, covering the shares of Stock subject to the Plan. No Option shall be granted under the Plan on or after the twentieth (20th) anniversary of such approval but Options theretofore granted may extend beyond that date.

4.    Administration.    The Plan shall be administered by the Committee, which shall determine from time to time whether to grant Options under the Plan as of any date otherwise qualifying as an Offering Commencement Date. The Committee shall further determine which (if any) Related Corporation shall be Participating Employers as of each Offering Commencement Date. The Committee shall have authority in its discretion to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to determining the terms of Options granted under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any determination of the Committee shall be final and binding upon all persons having or claiming any interest under the Plan or under any Option granted pursuant to the Plan.

5.    Amendment and Termination.    The Board may terminate or amend the Plan at anytime and from time to time. No termination of or amendment to the Plan may materially adversely affect the rights of an Optionee with respect to any Option held by the Optionee as of the date of such termination or amendment without the Optionee’s consent.

6.    Shares of Stock Subject to the Plan.    No more than an aggregate of 735,714 shares of Stock may be issued or delivered pursuant to the exercise of Options granted under the Plan. Shares to be delivered upon the exercise of Options may be either shares of Stock which are authorized but unissued or shares of Stock held by the Company in its treasury. If an Option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to the Option shall become available for other Options granted under the Plan. The Company shall, at all times during which Options are outstanding, reserve and keep available shares of Stock sufficient to satisfy such Options, and shall pay all fees and expenses incurred by the Company in connection therewith. In the event of any capital change in the outstanding Stock as contemplated in Section 9.6, the number and kind of shares of Stock reserved and kept available by the Company shall be appropriately adjusted.

7.    Eligibility.    Each individual who is an Eligible Employee on any Offering Commencement Date of any Offering Period under the Plan may enter such Offering Period on such date, provided he or she remains an Eligible Employee and provided, further, he or she meets all of the following requirements:

(a)    Such Eligible Employee will not, after grant of the Option, own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this subparagraph (a), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of the Employee, and stock which the Employee may purchase under outstanding options shall be treated as stock owned by the Employee.

(b)    Upon grant of the Option, the employee’s rights to purchase stock under all employee stock purchase plans (as defined in Section 423(b) of the Code) of the Company and its Related Corporations will not accrue at a rate which exceeds $25,000 of fair market value of the stock (determined as of the grant date) for each calendar year in which such option is outstanding at any time. The accrual of rights to purchase stock shall be determined in accordance with Section 423(b)(8) of the Code.

8.    Offering Commencement Date.    Options shall be granted on the first business day of any calendar month which is designated by the Committee as the beginning of an Offering Period.

9.    Terms and Conditions of Options.

9.1    General.    An Optionee shall be granted a separate Option on each Offering Commencement Date for each Offering Period in which he or she participates. All Options granted on a particular Offering Commencement Date shall comply with the terms and conditions set forth in Sections 9.2 through 9.10.

9.2    Purchase Price.    The purchase price of Option Shares shall be 85% of the lower of (a) the Fair Market Value of the shares as of the Offering Commencement Date and (b) the Fair Market Value of the shares as of the Offering Termination Date.

9.3    Restrictions on Transfer.    Options may not be assigned, transferred, pledged, or otherwise disposed of, except by will or under the laws of descent and distribution. An Option may not be exercised by anyone other than the Optionee during the lifetime of the Optionee. The Optionee shall agree in the Stock Purchase Agreement to notify the Company of any transfer of the shares within two (2) years of the Offering Commencement Date of those shares. The Company shall have the right to place a legend on all stock certificates instructing the transfer agent to notify the Company of any transfer of the shares.

9.4    Expiration.    Each Option shall expire at the close of business on the Offering Termination Date or on such earlier date as may result from the operation of Section 9.5 or by action of the Committee taken pursuant to Section 9.6.

9.5    Termination of Employment of Optionees.    If an Optionee ceases for any reason to be an Eligible Employee, whether due to death, retirement, voluntary severance, involuntary severance, transfer, or the disaffirmation of a Related Corporation with the Company, his or her Option shall immediately expire, and the Optionee’s accumulated payroll deductions shall be returned to the Optionee or his or her Beneficiary, as the case may be, by the Company. For purposes of this Section 9.5, an Optionee shall be deemed to be employed throughout any leave of absence for military service, illness, or other bona fide purpose which does not exceed the longer of ninety (90) days or the period during which the Optionee’s reemployment rights are guaranteed by statute or contract. If the Optionee does not return to active employment prior to the termination of such period, his or her employment shall be deemed to have ended on the ninety-first (91st) day of such leave of absence.

9.6    Capital Changes Affecting the Stock.    In the event that, between the Offering Commencement Date and Offering Termination Date of an Option, a stock dividend is paid or becomes payable in respect of the Stock or there occurs a split-up or contraction in the number of shares of Stock, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Optionee on any one Offering Termination Date and (iii) the number and class of securities and the price per share in effect under each outstanding Option in order to prevent the dilution or enlargement of benefits thereunder. In the event of a Change in Control, the Committee, in its sole discretion, shall either (a) provide that Options granted under the Plan shall be fully exercisable to the extent of each Optionee’s accumulated withholdings for the Offering Period as of a date prior to the Change in Control or (b) arrange with the surviving, continuing, successor or purchasing corporation, as the case may be, that such corporation assume the Company’s rights and obligations under the Plan. In the event that, after the Offering Commencement Date, there occurs a dissolution or liquidation of the Company, except pursuant to a transaction to which Section 424(a) of the Code applies, each Option shall terminate, but the Optionee shall have the right to exercise his or her Option prior to such dissolution or liquidation.

9.7    Payroll Deductions.    An Optionee may purchase shares under his or her Option during any particular Offering Period by completing and returning to the Stock Plan Administrator at least one (1) business day prior to the beginning of such Offering Period the Stock Purchase Agreement and the Enrollment Form indicating the percentage, in any multiple of one percent (1%) up to a maximum of ten percent (10%), of his or her Base Salary, which is to be withheld each payroll period. The Optionee shall not be permitted to change the percentage of Base Salary withheld during an Option Period. However, the Optionee may withdraw any or all of his or her accumulated payroll deductions by submitting to the Stock Plan Administrator a new Enrollment Form no later than one (1) business day prior to the Offering Termination Date whereupon his or her payroll deduction for the remainder of the Offering Period shall cease and he or she shall not be permitted to re-enroll in such Offering Period. Any Stock Purchase Agreement and Enrollment Form in effect for an Offering Period shall remain in effect as to any payroll deduction amounts (in which case submission of a new Enrollment Form and Stock Purchase Agreement shall be required for participation in a future Offering Period) or modified by submission of a new Enrollment Form, or until the Optionee’s termination of employment for any reason.

9.8    Exercise of Options/Excess Payroll Deductions.

(a)    On the Offering Termination Date, the Optionee may purchase that number of whole shares of Stock obtained by dividing the amount collected from the Optionee through payroll deductions during the Offering Period ending with that Offering Termination Date by the purchase price in effect for the Optionee for that Offering Termination Date. However, the maximum number of shares of Stock purchasable by any one Optionee on any Offering Termination Date shall not exceed eight hundred (800) shares, subject to periodic adjustments in the event of certain changes in the Company’s recapitalization. Any payroll deductions not applied to the purchase of Stock by reason of the limitation on the maximum number of shares purchasable by each Optionee during the Offering Termination Date shall be promptly refunded.

(b)    If the total number of shares which all Optionees elect to purchase, together with any shares already purchased under the Plan, exceeds the total number of shares which may be purchased under the Plan pursuant to Section 6, the number of shares which each Optionee is permitted to purchase shall be decreased pro rata based on the Optionee’s accumulated payroll deductions in relation to all accumulated payroll deductions currently being withheld under the Plan. The payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual shall be promptly refunded.

(c)    If the number of shares purchasable includes a fraction, such number shall be adjusted to the next smaller whole number and the purchase price shall be adjusted accordingly. Any payroll deductions not applied to the purchase of Stock on any Offering Termination Date because they are not sufficient to purchase a whole share of Stock shall be held for the purchase of Stock on the next Offering Termination Date. Accumulated payroll deductions not withdrawn prior to the Offering Termination Date shall be automatically applied by the Company toward the purchase of whole shares of Stock.

9.9    Delivery of Stock.    Except as provided below, within a reasonable time after the Offering Termination Date, the Company shall deliver or cause to be delivered to the Optionee a certificate or certificates for the number of shares purchased by the Optionee. A stock certificate representing the number of shares purchased will be issued in the Optionee’s name only, or if his or her Enrollment Form so specifies, in the name of the employee and another person of legal age as joint tenants with rights of survivorship. If any law or applicable regulation of the Securities and Exchange Commission or other body having jurisdiction in the premises shall require that the Company or the Optionee take any action in connection with the shares being purchased under the Option, delivery of the certificate or certificates for such shares shall be postponed until the necessary action shall have been completed, which action shall be taken by the Company at its own expense, without unreasonable delay. The Optionee shall have no rights as a shareholder in respect of shares for which he or she has not received a certificate. Notwithstanding the foregoing, the Company may elect to hold for the benefit of the Optionee any shares otherwise to be delivered to the Optionee pursuant to this Section 9.9, or to deliver the same to such agent or agents of the Company for the benefit of the Optionee as the Company may select, for the period during which the transfer of such shares is limited by this Plan and by Section 423 of the Code (and thereafter, until the Optionee requests delivery of such shares of stock in writing). In that event, the Optionee shall have all the rights of a shareholder in the shares so held by the Company or its agent, except as limited by the restriction on transferability, from and after the issuance of the same and the Company or its agent shall adopt reasonable procedures to enable the Optionee to exercise such rights. In the event of the Optionee’s death while any shares are so held, such shares shall be delivered to the Optionee’s Beneficiary promptly following the Committee’s receipt of evidence satisfactory to the Committee of the Optionee’s death.

9.10    Return of Accumulated Payroll Deduction.    In the event that the Optionee of his or her Beneficiary is entitled to the return of accumulated payroll deductions, whether by reason of voluntary withdrawal, termination of employment, retirement, death, or in the event that accumulated payroll deductions exceed the price of the shares purchased (except if for the reason that accumulated payroll deductions were insufficient to cover the purchase price of one whole share of Stock), such amount shall be returned by the Company to the Optionee or the Beneficiary, as the case may be, as soon as practicable following the Offering Termination Date of the Offering Period in which the same were deducted. Accumulated payroll deductions held by the Company shall not bear interest nor shall the Company be obliged to segregate the same from any of its other assets.

10.    No Enlargement of Employment Rights.    Neither the establishment or continuation of the Plan, nor the grant of any Option hereunder shall be deemed to give any employee the right to be retained in the employ of the Company or a Related Corporation, or any successor to either, or to interfere with the right of the Company or such Corporation or successor to discharge the employee at any time.

11.    Tax Withholding.    If, at any time, the Company or any Related Corporation is required, under applicable laws and regulations, to withhold, or to make any deduction of any taxes or take any other action in connection with any exercise of an Option or transfer of shares of Stock, the Company or such Related Corporation shall have the right to deduct from all amounts paid in cash any taxes required by law to be withheld therefrom, and in the case of shares of Stock, the Optionee or his or her estate or Beneficiary shall be required to pay the Company or such Related Corporation the amount of taxes required to be withheld, or, in lieu thereof, the Company or such Related Corporation shall have the right to retain, or sell without notice, a sufficient number of shares of Stock to cover the amount required to be withheld, or to make other arrangements with respect to withholding as it shall deem appropriate.

12.    Governing Law.    The Plan and all Options and actions taken thereunder shall be governed by and construed in accordance with the laws of the state of Washington, without regard to the conflict of laws principles thereof.

Appendix C

CELL THERAPEUTICS, INC.

2003 EQUITY INCENTIVE PLAN

(amended as of May [    ], 2006)

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CELL THERAPEUTICS, INC.

2003 EQUITY INCENTIVE PLAN

CELL THERAPEUTICS, INC., hereby establishes the Cell Therapeutics, Inc. 2003 Equity Incentive Plan, effective as of June 20, 2003, and as subsequently amended in March 2004, July 2004, February 2006 and May 2006.

SECTION 1

BACKGROUND AND PURPOSE

1.1    Background.    The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, SARs and Restricted Stock.

1.2    Purpose of the Plan.    The Plan is intended to attract, motivate, and retain (a) employees of the Company and its Affiliates, (b) consultants who provide significant services to the Company and its Affiliates, and (c) directors of the Company who are employees of neither the Company nor any Affiliate. The Plan also is designed to encourage stock ownership by Participants, thereby aligning their interests with those of the Company’s shareholders.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1    “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2    “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3    “Affiliated SAR” means an SAR that is granted in connection with a related Option, and which automatically will be deemed to be exercised at the same time that the related Option is exercised.

2.4    “Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, determined in accordance with generally accepted accounting principles; provided, however, that prior to the Fiscal Year, the Committee shall determine whether any significant item(s) shall be excluded or included from the calculation of Annual Revenue with respect to one or more Participants.

2.5    “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, SARs or Restricted Stock.

2.6    “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.

2.7    “Board” or “Board of Directors” means the Board of Directors of the Company.

2.8    “Cash Position” means the Company’s level of cash, cash equivalents and securities available-for-sale.

2.9    “Change in Control” means the occurrence of any of the following events:

(a)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(b)    The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(c)    A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(d)    The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

2.10    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.11    “Committee” means the Board or a committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

2.12    “Company” means Cell Therapeutics, Inc., a Washington corporation, or any successor thereto. With respect to the definitions of the Performance Goals, the Committee may determine that “Company” means Cell Therapeutics, Inc. and its consolidated subsidiaries.

2.13    “Consultant” means any consultant, independent contractor, or other person who provides significant services to the Company or its Affiliates, but who is neither an Employee nor a Director.

2.14    “Director” means any individual who is a member of the Board of Directors of the Company.

2.15    “Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.

2.16    “Earnings Per Share” means as to any Fiscal Year, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

2.17    “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.18    “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.19    “Fair Market Value” means the last quoted per share selling price for Shares on the relevant date, or if there were no sales on such date, the closing bid on the relevant date. If there are neither bids nor sales on the relevant date, then the Fair Market Value shall mean the arithmetic mean of the highest and lowest quoted selling prices on the last market trading day before the relevant date, as determined by the Committee. In any instance where the relevant date falls on a weekend day, a date the NASDAQ National Market is closed for trading or any other non-trading day, Fair Market Value shall mean the last quoted per share selling price on the last market trading day before the relevant date, as determined by the Corporation’s Executive Vice President, Finance and Administration or Director, Finance and Accounting. If there are neither bids nor sales on the last market trading day before the relevant date, then the Fair Market Value shall mean the arithmetic mean of the highest and lowest quoted selling prices on the most recent market trading day before the relevant date. Notwithstanding the preceding, for federal, state, and local income tax reporting purposes, Fair Market Value shall be determined by the Committee (or its delegate) in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.20    “Fiscal Year” means the fiscal year of the Company.

2.21    “Freestanding SAR” means a SAR that is granted independently of any Option.

2.22    “Grant Date” means, with respect to an Award, the date that the Award was granted.

2.23    “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.24    “Individual Objectives” means as to a Participant, the objective and measurable goals set by a “management by objectives” process and approved by the Committee (in its discretion).

2.25    “Misconduct” means, at any time within (a) the term of an Option granted hereunder, (b) within one (1) year after a Participant’s Termination of Service, or (c) within one (1) year after exercise of any portion of an Option granted hereunder, whichever is the latest, the commission of any act in competition with any activity of the Company (or any Affiliate) or any act contrary or harmful to the interests of the Company (or any Affiliate), including, but not limited to: (a) conviction of a felony or crime involving moral turpitude or dishonesty, (b) violation of Company (or any Affiliate) policies, (c) accepting employment with or serving as a consultant, advisor or in any other capacity to an entity that is in competition with or acting against the interests of the Company (or any Affiliate), including employing or recruiting any present, former or future employee of the Company (or any Affiliate), (d) misuse of any trade or business secrets or confidential, secret, privileged, or non-public information relating to the Company’s (or any Affiliate’s) business or breach of the Company’s Confidentiality Agreement, or (e) participating in a hostile takeover attempt of the Company. The foregoing definition shall not be deemed to be inclusive of all acts or omissions that the Company (or any Affiliate) may consider as Misconduct for purposes of the Plan.

2.26    “Net Income” means as to any Fiscal Year, the income after taxes of the Company for the Fiscal Year determined in accordance with generally accepted accounting principles, provided that prior to the Fiscal Year, the Committee shall determine whether any significant item(s) shall be included or excluded from the calculation of Net Income with respect to one or more Participants.

2.27    “Nonemployee Director” means a Director who is an employee of neither the Company nor of any Affiliate.

2.28    “Nonqualified Stock Option” means an option to purchase Shares which is not intended to be an Incentive Stock Option.

2.29    “Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

2.30    “Operating Income” means the Company’s or a business unit’s income from operations but excluding any unusual items, determined in accordance with generally accepted accounting principles.

2.31    “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.32    “Participant” means an Employee, Consultant, or Nonemployee Director who has an outstanding Award.

2.33    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Annual Revenue, (b) Cash Position, (c) Earnings Per Share, (d) Individual Objectives, (e) Net Income, (f) Operating Cash Flow, (g) Operating Income, (h) Return on Assets, (i) Return on Equity, (j) Return on Sales, and (k) Total Shareholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award.

2.34    “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. With respect to Restricted Stock granted pursuant to Section 7, such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Committee, in its discretion. With respect to Restricted Stock granted pursuant to Section 8.2, such restrictions shall be based solely on the passage of time.

2.35    “Plan” means the Cell Therapeutics, Inc. 2003 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.36    “Restricted Stock” means an Award granted to a Participant pursuant to Section 7 or Section 8.2.

2.37    “Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

2.38    “Return on Equity” means the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

2.39    “Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles.

2.40    “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.41    “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.42    “Shares” means the shares of common stock of the Company.

2.43    “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 6 is designated as an SAR.

2.44    “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.45    “Tandem SAR” means an SAR that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase an equal number of Shares under the related Option (and when a Share is purchased under the Option, the SAR shall be canceled to the same extent).

2.46    “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate; (b) in the case of a Consultant, a cessation of the service relationship between the Consultant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or an Affiliate; and (c) in the case of a Nonemployee Director, a cessation of the Director’s service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, Disability or non-reelection to the Board.

2.47    “Total Shareholder Return” means the total return (change in share price plus reinvestment of any dividends) of a Share.

SECTION 3

ADMINISTRATION

3.1    The Committee.    The Plan shall be administered by the Committee. If the Committee is not the Board then the Committee shall consist of not less than two (2) Directors who shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. If the Committee is not the Board then the Committee shall be comprised solely of Directors who both are (a) “non-employee directors” under Rule 16b-3, and (b) “outside directors” under Section 162(m) of the Code.

3.2    Authority of the Committee.    It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees, Consultants and Directors shall be granted Awards, (b) prescribe the terms and conditions of the Awards, (c) interpret the Plan and the Awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees and Directors who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules. The provisions of Sections 8.1 and 8.2 shall be formulaic and to the maximum extent possible, self-effectuating. Although the Committee’s authority extends to those Awards, Board approval or ratification shall be required for any material amendments to any such Award.

3.3    Delegation by the Committee.    The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate (a) all or any part of its authority and powers under the Plan to one or more Directors, and (b) more limited authority and powers under the Plan to one or more officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, or (b) in any way which would jeopardize the Plan’s qualification under Section 162(m) of the Code or Rule 16b-3.

3.4    Decisions Binding.    All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1    Number of Shares.    Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant under the Plan shall not exceed 12,443,289 Shares; provided that the maximum number of Shares that may be delivered pursuant to Awards of Restricted Stock with a purchase price that is less than 100% of Fair Market Value on the date of grant is 8,500,000 Shares. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares.

4.2    Lapsed Awards.    If an Award is settled in cash, or is cancelled, terminates, expires, or lapses for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Option, or the termination of a related Option upon exercise of the corresponding Tandem SAR), any Shares subject to such Award again shall be available to be the subject of an Award.

4.3    Adjustments in Awards and Authorized Shares.    In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs such that an adjustment is determined by the Committee (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, (a) adjust the number and class of Shares (or other securities) that may be delivered under the Plan under Section 4.1, the number, class, and price of Shares (or other securities) subject to outstanding Awards, and the numerical limits of Sections 8.1, 8.2 and 9.5, or (b) make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding Awards or the cash, securities or property deliverable to the holder of any or all outstanding Awards, based upon the distribution or consideration payable to holders of the Shares upon or in respect of such event. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

SECTION 5

STOCK OPTIONS

5.1    Grant of Options.    Subject to the terms and provisions of the Plan, Options may be granted to Employees, Consultants and Directors at any time and from time to time as determined by the Committee in its sole discretion. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof, and the Committee, in its sole discretion and subject to Section 9.5, shall determine the number of Shares subject to each Option.

5.2    Award Agreement.    Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3    Exercise Price.    Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1    Nonqualified Stock Options.    In the case of a Nonqualified Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2    Incentive Stock Options.    In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3    Substitute Options.    Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees, Directors or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an exercise price less than one hundred percent (100%) of the Fair Market Value of the Shares on the Grant Date.

5.4    Expiration of Options

5.4.1    Expiration Dates.    Each Option shall terminate no later than the first to occur of the following events:

(a)    The date for termination of the Option set forth in the written Award Agreement, or

(b)    If no date for the termination of the Option is set forth in the written Award Agreement (other than reference to Section 5.4.1(c)), (a) the expiration of twelve (12) months from the date of the Participant’s Termination of Service if such Termination of Service is a result of death or Disability, or (b) three (3) months from the date of the Participant’s Termination of Service for any other reason; or

(c)    The expiration of ten (10) years from the Grant Date.

5.4.2    Committee Discretion.    Subject to the limits of Section 5.4.1, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options).

5.5    Exercisability of Options.    Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

5.6    Payment.    Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price (such previously acquired Shares must have been held for the requisite period necessary to avoid a charge to the Company’s earnings for the financial reporting purposes, unless otherwise determined by the Committee), or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan.

As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares.

5.7    Restrictions on Share Transferability.    The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8    Certain Additional Provisions for Incentive Stock Options.

5.8.1    Exercisability.    The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000. To the extent that the aggregate Fair Market Value exceeds such $100,000 limit, such options shall be treated as nonqualified stock options. In reducing the number of options treated as Incentive Stock Options to meet the $100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which Shares are to be treated as shares acquired pursuant to the exercise of an Incentive Stock Option.

5.8.2    Termination of Service.    No Incentive Stock Option may be exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death, unless (a) the Participant dies during such three-month period, and/or (b) the Award Agreement or the Committee permits later exercise. No Incentive Stock Option may be exercised more than one (1) year after the Participant’s Termination of Service on account of death or Disability, unless the Award Agreement or the Committee permit later exercise. Notwithstanding the foregoing, to the extent that the post-termination exercise period exceeds the limitations under Section 422 of the Code, the Option will cease to be treated as an Incentive Stock Option and shall be treated as a Nonqualified Stock Option at such time that the applicable time limit is exceeded.

5.8.3    Company and Subsidiaries Only.    Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

5.8.4    Expiration; Other Terms.    No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date. There shall be imposed in any Award Agreement relating to Incentive Stock Options such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1    Grant of SARs.    Subject to the terms and conditions of the Plan, an SAR may be granted to Employees, Directors and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion. The Committee may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof.

6.1.1    Number of Shares.    The Committee shall have complete discretion to determine the number of SARs granted to any Participant, subject to the limitation in Section 9.5.

6.1.2    Exercise Price and Other Terms.    The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, the exercise price of a Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. The exercise price of Tandem or Affiliated SARs shall equal the Exercise Price of the related Option.

6.2    Exercise of Tandem SARs.    Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. With respect to a Tandem SAR granted in connection with an Incentive Stock Option: (a) the Tandem SAR shall expire no later than the expiration of the underlying Incentive Stock Option; (b) the value of the payout with respect to the Tandem SAR shall be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying Incentive Stock Option and the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (c) the Tandem SAR shall be exercisable only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the Exercise Price of the Incentive Stock Option.

6.3    Exercise of Affiliated SARs.    An Affiliated SAR shall be deemed to be exercised upon the exercise of the related Option. The deemed exercise of an Affiliated SAR shall not necessitate a reduction in the number of Shares subject to the related Option.

6.4    Exercise of Freestanding SARs.    Freestanding SARs shall be exercisable on such terms and conditions as the Committee, in its sole discretion, shall determine.

6.5    SAR Agreement.    Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.6    Expiration of SARs.    An SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 also shall apply to SARs.

6.7    Payment of SAR Amount.    Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)    The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b)    The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

SECTION 7

RESTRICTED STOCK

7.1    Grant of Restricted Stock.    Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees, Directors and Consultants in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion and subject to Section 9.5, shall determine the number of Shares to be granted to each Participant.

7.2    Restricted Stock Agreement.    Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3    Transferability.    Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4    Other Restrictions.    The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1    General Restrictions.    The Committee may set restrictions based upon the achievement of specific performance objectives (Company-wide, divisional, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

7.4.2    Section 162(m) Performance Restrictions.    For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals must be established and approved by the Committee during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance Goals shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Committee provides otherwise at the time of establishing the targets. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Committee shall follow such procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals and certifying that the Performance Goals were satisfied.) In addition, the Committee will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 7.4.2 including the authority to reduce or eliminate Awards, in its sole discretion, if the Committee preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

7.4.3    Legend on Certificates.    The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

7.5    Removal of Restrictions.    Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4.3 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant.

7.6    Voting Rights.    During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise.

7.7    Dividends and Other Distributions.    During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7.8    Return of Restricted Stock to Company.    On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 8

NONEMPLOYEE DIRECTOR FORMULA AWARDS

Awards under this Section 8 shall be made only to Nonemployee Directors and shall be evidenced by Award Agreements approved by the Board or the Committee.

8.1    Options

8.1.1    Annual Option Grants

(a)    Initial Grants.    Each Nonemployee Director who first becomes a Nonemployee Director on or after the effective date of this Plan, automatically shall receive, as of the date that the individual first is appointed or elected as a Nonemployee Director, an Option to purchase 24,000 Shares. Each Option granted pursuant to this Section 8.1.1(a) shall be vested fully on the first anniversary of the date the Option is granted, provided that the Nonemployee Director has not had a Termination of Service prior to such anniversary.

(b)    Ongoing Grants.    On each annual anniversary of each Non-Employee Director’s immediately preceding election or appointment to the Board, such Non-Employee Director shall automatically be granted a fully vested Option to purchase 12,000 Shares (with such grant increased to 15,000 Shares for the then current Chairman of the Board), provided that such Non-Employee Director is still a member of the Board on such anniversary.

(c)    Maximum Number of Shares.    Annual Option grants that would otherwise exceed the maximum number of Shares under 4.1 or 9.5 shall be prorated within such limitation. A Nonemployee Director shall not receive more than one Option grant under this Section 8.1.1 in any calendar year.

8.1.2    Terms of Options

(a)    Option Agreement.    Each Option granted pursuant to this Section 8.1 shall be evidenced by a written Award Agreement between the Participant and the Company.

(b)    Exercise Price.    The Exercise Price for the Shares subject to each Option granted pursuant to this Section 8.1 shall be 100% of the Fair Market Value of such Shares on the Grant Date.

(c)    Expiration of Options.    Each Option granted pursuant to this Section 8 shall terminate upon the first to occur of the following events:

(i)    The expiration of ten (10) years from the Grant Date; or

(ii)    With respect to Options that are then unvested, the Participant’s Termination of Service for any reason; or

(iii)    With respect to Options that are vested as of the Participant’s Termination of Service for any reason, the expiration of three (3) years from the date of the Participant’s Termination of Service for any reason.

(d)    [Reserved]

(e)    Not Incentive Stock Options.    Options granted pursuant to this Section 8 shall not be designated as Incentive Stock Options.

(f)    Other Terms.    All provisions of the Plan not inconsistent with this Section 8 shall apply to Options granted to Nonemployee Directors pursuant to this Section 8.

(g)    Substitute Options.    Notwithstanding the provisions of Section 8.1.2(b), in the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Non-employee Directors on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

8.2    Restricted Stock Awards.

8.2.1    Annual Restricted Stock Awards

(a)    Initial Grants.    Each Nonemployee Director who first becomes a Nonemployee Director on or after the Company’s 2005 Annual Meeting of Stockholders, automatically shall receive, as of the date that the individual first is appointed or elected as a Nonemployee Director, a Restricted Stock award with respect to 2,500 Shares.

(b)    Ongoing Grants.    On each annual anniversary of each Nonemployee Director’s immediately preceding election or appointment to the Board, commencing with the anniversary that occurs after the Company’s 2005 Annual Meeting of Stockholders, such Nonemployee Director shall automatically be granted a Restricted Stock Award with respect to 2,500 Shares, provided that such Nonemployee Director is still a member of the Board on such anniversary.

(c)    Maximum Number of Shares.    Annual Restricted Stock Awards that would otherwise exceed the maximum number of Shares under 4.1 or 9.5 shall be prorated within such limitation. A Nonemployee Director shall not receive more than one Restricted Stock Award under this Section 8.2.1 in any calendar year.

8.2.2    Terms of Restricted Stock Awards

(a)    Restricted Stock Agreement.    Each Restricted Stock Award granted pursuant to this Section 8.2 shall be evidenced by a written Award Agreement between the Participant and the Company.

(b)    Vesting.    The Period of Restriction shall lapse as to 100% of the Shares subject to the Restricted Stock Award on the one year anniversary of the Grant Date.

(c)    Transferability.    Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)    Legend on Certificates.    Certificates shall be subject to legending as set forth in Section 7.4.3 herein.

(e)    Removal of Restrictions.    Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed. Except as otherwise provided in this Section 8.2, Shares of Restricted Stock covered by each Restricted Stock grant made under this Section 8.2 shall be released from escrow as soon as practicable after the last day of the Period of Restriction. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 8.2.2(d) removed from his or her Share certificate, and the Shares shall be freely transferable by the Nonemployee Director.

(f)    Voting Rights; Dividend and Other Distributions.    During the Period of Restriction, Nonemployee Directors holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(g)    Return of Restricted Stock to Company.    If the Nonemployee Director’s incurs a Termination of Service for any reason other than the Nonemployee Director’s death or Disability prior to the end of the Period of Restriction as provided in Section 8.2.2(b), the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan. Notwithstanding the foregoing, if a Participant dies or suffers a Disability prior to the last day of the Period of Restriction, the Period of Restriction shall immediately lapse as to 100% of the Shares of Restricted Stock as of the date of death or Disability.

(h)    Other Terms.    All provisions of the Plan not inconsistent with this Section 8 shall apply to Restricted Stock granted to Nonemployee Directors pursuant to this Section 8.

8.3    Elections by Nonemployee Directors.    Pursuant to such procedures as the Committee (in its discretion) may adopt from time to time, each Nonemployee Director may elect to forego receipt of all or a portion of the annual retainer, committee fees and meeting fees otherwise due to the Nonemployee Director in exchange for Restricted Stock or Options. The number of Shares of Restricted Stock received by any Nonemployee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date the compensation otherwise would have been paid to the Nonemployee Director, rounded up to the nearest whole number of Shares. The number of Options granted shall be determined by multiplying the amount of foregone compensation by three (3), and dividing the resulting amount by the Fair Market Value of a Share on the date the compensation otherwise would have been paid to the Nonemployee Director, rounded up to the nearest whole number of Shares. The procedures adopted by the Committee for elections under this Section 8.3 shall be designed to ensure that any such election by a Nonemployee Director will not disqualify him or her as a “non-employee director” under Rule 16b-3.

SECTION 9

MISCELLANEOUS

9.1    Change in Control

9.1.1    Generally.    In the event of a Change in Control, and except as the Committee (as constituted immediately prior to such Change in Control) may otherwise determine in its sole discretion, (i) all Awards granted hereunder shall become fully exercisable as of the date of the Change in Control, whether or not then exercisable; and (ii) all restrictions and conditions on any Award then outstanding shall lapse as of the date of the Change in Control.

9.1.2    Options and SARs.    Notwithstanding Section 9.1.1, the Committee may provide for Options and SARs to be assumed or an equivalent option or right substituted by the successor corporation or a parent or Subsidiary of the successor corporation. In such case:

(a)    Options and SARs, to the extent assumed or substituted, shall not become fully exercisable as of the date of the Change in Control. However, in the event that the successor corporation refuses to assume or substitute for the Option or SAR, then the Options and SARs held by such Participant shall become one hundred percent (100%) exercisable. If an Option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Company shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable (subject to the consummation of the Change in Control) for a period of fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period.

(b)    For the purposes of this Section 9.1.2, the Option or SAR shall be considered assumed if, following the Change in Control, the option or right confers the right to purchase or receive, for each Share subject to the Option or SAR immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent, the Committee or the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share subject to the Option or SAR, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the Change in Control, as determined on the date of the Change in Control.

(c)    With respect to Options and SARs that are assumed or substituted for, if within twelve (12) months following the Change in Control the Participant incurs a Termination of Service due to involuntary termination by the successor corporation or one of its affiliates for a reason other than Misconduct, then the Options and SARs held by such Participant shall become one hundred percent (100%) exercisable.

9.1.3    Restricted Stock.    Notwithstanding Section 9.1.1, the Committee may provide for any Company repurchase or reacquisition right with respect to outstanding Shares of Restricted Stock held by the Participant to be assigned to the successor corporation or a parent or Subsidiary of the successor corporation. In such case:

(a)    All Company repurchase or reacquisition rights with respect to outstanding Shares of Restricted Stock held by the Participant, to the extent so assigned, shall not lapse as of the date of the

Change of Control. However, in the event that the successor corporation or a parent or Subsidiary of the successor corporation refuses to accept the assignment of any such Company repurchase or reacquisition right, such Company repurchase or reacquisition right will lapse and the Participant will become one hundred percent (100%) vested in such Shares of Restricted Stock immediately prior to the Change in Control.

(b)    If the Company repurchase or reacquisition right with respect to a Share of Restricted Stock is assigned to the successor corporation and, within twelve (12) months following the Change in Control, the Participant incurs a Termination of Service due to involuntary termination by the successor corporation or one of its affiliates for a reason other than Misconduct, then such Participant’s Shares of Restricted Stock (or the property for which the Restricted Stock was converted upon the Change in Control) will immediately have any Company repurchase or reacquisition right lapse and the Participant will become one hundred percent (100%) vested in such Shares of Restricted Stock (or the property for which the Restricted Stock was converted upon the Change in Control).

9.2    Deferrals.    The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

9.3    No Effect on Employment or Service.    Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

9.4    Participation.    No Employee or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

9.5    Limitations on Awards.    No Participant may be granted Awards in any one fiscal year that, in the aggregate, cover more than 750,000 Shares.

9.6    Indemnification.    Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

9.7    Successors.    All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

9.8    Beneficiary Designations.    If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

9.9    Limited Transferability of Awards.    Subject to Section 7.3 and 8.2.2, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 9.6. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Participant may, in a manner specified by the Committee, (a) transfer a Nonqualified Stock Option to a Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights, and (b) transfer a Nonqualified Stock Option by bona fide gift and not for any consideration, to (i) a member or members of the Participant’s immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family, or (iv) a foundation in which the Participant an/or member(s) of the Participant’s immediate family control the management of the foundation’s assets.

9.10    No Rights as Stockholder.    Except to the limited extent provided in Sections 7.6, 7.7 and 8.2.2(f) no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

SECTION 10

AMENDMENT, TERMINATION, AND DURATION

10.1    Amendment, Suspension, or Termination.    The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan. Notwithstanding the foregoing, the Board may not, without stockholder consent, reduce the exercise price of any outstanding Option or cancel and re-grant Options at a lower exercise price.

10.2    Duration of the Plan.    The Plan shall be effective as of June 20, 2003, and subject to Section 10.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after May 7, 2013.

SECTION 11

TAX WITHHOLDING

11.1    Withholding Requirements.    Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

11.2    Withholding Arrangements.    The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld. The amount of the withholding requirement shall be deemed to include any amount which the Committee agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

SECTION 12

LEGAL CONSTRUCTION

12.1    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.2    Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.3    Requirements of Law.    The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.4    Securities Law Compliance.    With respect to Section 16 Persons, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

12.5    Governing Law.    The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Washington.

12.6    Captions.    Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

[PROXY CARD (face)]

Cell Therapeutics, Inc.

Annual Meeting of the Shareholders

June 23, 2006

This Proxy is Solicited on Behalf of the Board of Directors

The shareholder(s) hereby appoint(s) James A. Bianco, M.D. and Phillip M. Nudelman, Ph.D., and each of them, as proxies, with full power of substitution, to represent and vote for, and on behalf of, the shareholder(s), the number of shares of common stock of Cell Therapeutics, Inc. that the shareholder(s) would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on June 23, 2006, or at any adjournment or postponement thereof. The shareholder(s) direct(s) that this proxy be voted as follows:

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL” IN ITEM 1 AND “FOR” ITEMS 2 THROUGH 6.

Please sign exactly as your name(s) appear(s) on the stock certificate(s). When shares are held jointly, each person must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

The Board of Directors recommends a vote FOR the Proposals regarding:

(1)	ELECTION OF DIRECTORS: Class I: 01) John H. Bauer; Class III: 02) Dr. Mary O. Mundinger and 03) Dr. Jack W. Singer.

For All	Withhold All	For All Except:
☐	☐	☐

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below:

____________________________________

Vote on Proposals

(2)	Approval of the amended and restated articles of incorporation to increase the number of shares of common stock authorized for issuance from 200,000,000 to 350,000,000.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(3)	Approval of an amendment to the Cell Therapeutics, Inc. 1996 Employee Stock Purchase Plan to extend the term of the plan by 10 years, to April 29, 2016	FOR ☐	AGAINST ☐	ABSTAIN ☐

(4)	Ratification of an amendment to the Cell Therapeutics, Inc. 2003 Equity Incentive Plan to (a) increase the number of shares subject to the initial automatic grant of nonqualified stock options to non-employee directors upon joining the board of directors from 15,000 shares to 24,000 shares (the “Initial Grant”), (b) change the vesting of the Initial Grant from being fully vested at the date of grant to becoming vested after one year, (c) change, in part, the expiration of all option grants to non-employee directors from (i) three months following the cessation of such director’s service on the board of directors for any reason any reason other than death or disability and (ii) one year following the cessation of such director’s service on the board by reason of death or disability to three years following the cessation of such director’s service on the board of directors in all such cases, (d) alter the formula whereby directors may convert cash compensation into shares of common stock from an option pricing model determined by the board of directors to a rate of $3 in option grant value for every $1 in cash so converted, (e) increase the number of shares of common stock available for issuance under the plan by 6,000,000 shares and (f) increase the maximum number of shares that may be issued pursuant to all awards granted to an individual in any one fiscal year to 750,000 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(5)	Approval of the issuance of common stock at our election in connection with the payment of interest and make-whole amounts that may become due under our senior convertible notes.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(6)	Ratification of the selection of Stonefield Josephson, Inc. as our independent auditors for the year ending December 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐

SIGNATURE (PLEASE SIGN WITHIN BOX)___________	DATE	____________

SIGNATURE (JOINT OWNERS)_____________________	DATE	____________

[ITALIAN PROXY CARD]

Cell Therapeutics, Inc.

Assemblea annuale degli azionisti

23 giugno 2006

La presente delega è sollecitata per conto del Consiglio di Amministrazione

Il/i sottoscritto/i, il/i cui nominativo/i compare/compaioni sull’allegata certificazione rilasciata ai sensi dell’articolo 31 del D.Lgs. 24.06.1998 n. 213, delega/delegano James A. Bianco, M.D. e Philip M. Nudelman, Ph.D., e ciscuno con il potere di nominare propri sostituti, rappresentarlo/li nell’Assemblea Annuale degli azionisti di Cell Therapeuthics Inc. che si terrà il 23 giugno 2006 ed in ogni successiva convocazione o rinvio della stessa, nonché esercitare i diritti di voto connessi alle azioni ordinarie di Cell Therapeuthics, Inc. rispetto alle quali il/i sottoscritto/i avrebbe/avrebbero il potere di votare qualora fosse/fossero personalmente presente/i nell’Assemblea Annuale. Il/i sottoscritto/i richiede/richiedono che questa delega sia esercitata come segue:

A loro discrezione, i soggetti delegati ai sensi della presente delega hanno il diritto di votare su tutte le ulteriori questioni che vengano in essere prima dell’Assemblea Annuale. La presente delega, debitamente sottoscritta ed inviata congiuntamente alla certificazione rilasciata dall’intermediario ai sensi dell’articolo 31 del D.lgs. 24.06.1998 n. 213 conferisce il potere di votare conformemente alle seguenti istruzioni ricevute dal/i socio/i. NEL CASO IN CUI NON SIA CONTENUTA ALCUNA ISTRUZIONE, LA PRESENTE DELEGA CONFERISCE IL POTERE DI VOTARE “A FAVORE DI TUTTI I CANDIDATI” NELLA PROPOSTA 1 E “A FAVORE” DELLE PROPOSTE DALLA 2 ALLA 6.

Siete pregati di sottoscrivere la presente delega in modo leggibile, indicando il Vostro nominativo, corrisponedente a quello riportato nella certificazione rilasciata dall’intermediario ai sensi dell’articolo 31, lett. b) del D.lgs 24.06.1998 n. 213. Qualora l’azione sia cointestata, ciascuno dei cointestatari dovrà sottoscrivere la presente delega. Se si sottoscrive in qualità di procuratore, esecutore, curatore, fiduciario o tutore occorre specificare tale titolo. Le società di capitali, società di persone e associazioni sottoscrivono tramite un legale rappresentante che dovrà indicare tale titolo.

Il Consiglio di Amministrazione raccomanda il voto A FAVORE delle Proposte relative a:

(1)	NOMINA DEGLI AMMINISTRATORI: Classe I: 01) John H. Bauer; Classe III: 02) Dr. Mary O. Mundinger e 03) Dr. Jack W. Singer.

Delego a votare la nomina di tutti i candidati	Nego la delega a votare la nomina di tutti i candidati	Delego a votare la nomina di tutti i candidati (eccetto quelli indicati qui di seguito)
☐	☐	☐

Per negare la delega a votare per la nomina di un candidato, barrare la casella “Delego a votare la nomina di tutti i candidati (eccetto quello indicato qui di seguito)” e scrivere il numero del candidato qui in basso:

_____________________________

Voto relativo alle Proposte

(2) Approvazione dell’atto costitutivo modificato e riformulato al fine di aumentare il numero delle azioni ordinarie da 200.000.000 a 350.000.000.	A FAVORE ☐	CONTRO ☐	ASTENUTO ☐

(3) Approvazione della modifica al Piano per l’Acquisto di Azioni da parte dei lavoratori 1996 di Cell Therapeutics, Inc. al fine di estendere la durata del piano di 10 anni, fino al 29 aprile 2016	A FAVORE ☐	CONTRO ☐	ASTENUTO ☐

(4)            Ratifica della modifica al Piano di Incentivo Azionario 2003 di Cell Therapeutics, Inc. per (a) incrementare da 15.000 a 24.000 il numero di azioni che attribuiscono automaticamente, su base annuale, non-qualified stock options ai nostri amministratori in carica non dipendenti (“Contributo Iniziale”), (b) modificare l’efficacia del Contributo Iniziale essendo, precedentemente, interamente efficace al momento dell’assegnazione ed ora divenuto efficace dopo un anno, (c) modificare, in parte, il termine di scadenza di tutte le opzioni conferite agli amministratori non dipendenti da (i) tre mesi a seguito della cessazione della carica di amministratore all’interno del consiglio per una causa che non sia la morte o l’invalidità e (ii) un anno a seguito della cessazione di tale carica all’interno del Consiglio in caso di morte o invalidità fino a tre anni successivi alla cessazione dalla carica di amministratore in tutti questi casi, (d) cambiare le formule per mezzo delle quali gli amministratori possono convertire il loro compenso in azioni ordinarie secondo un modello di determinazione del prezzo fissato dal consiglio di amministrazione al prezzo di 3$ in opzione per ciscun dollaro convertito in questo modo, (e) aumentare di 6.000,000 azioni il numero delle azioni ordinarie emesse ai sensi del piano e (f) aumentare il numero massimo di azioni che possono essere emesse in virtù di tutte le assegnazioni effettuate ad un soggetto in qualsiasi esercizio sociale, fino a 750.000 azioni.

	A FAVORE ☐	CONTRO ☐	ASTENUTO ☐

(5)            Approvazione dell’emissione di azioni ordinarie al momento della nostra nomina con riferimento al pagamento degli interessi e delle somme che possono diventato dovute ai sensi dei nostri precedenti titoli convertibili.

	A FAVORE ☐	CONTRO ☐	ASTENUTO ☐

(6) Ratifica della scelta di Stonefield Josephson, Inc. quale “indipendent auditor” per l’esercizio che si concluderà il 31 dicembre 2006.	A FAVORE ☐	CONTRO ☐	ASTENUTO ☐

ISTRUZIONI DI VOTO

(a)	Firmare e datare la presente delega nell’apposito spazio qui sotto.

(b)	Trasmettere sia la delega firmata che la certificazione rilasciata dall’intermediario ai sensi dell’articolo 31, lett b) del D.lgs 213 del 1998 (o una copia integrale della stessa) al seguente indirizzo, o per posta o via fax:

Cell Therapeutics, Inc.

Attn: Corporate Secretary

501 Elliott Ave. W., Suite 400

Seattle, WA 98119

FAX: 00+1 (206) 284-6206

(c)	E’ necessario allegare la certificazione rilasciata dall’intermediario ai sensi dell’articolo 31, del D.lgs. 213 del 1998 (o una copia integrale della stessa) perché il proprio voto venga computato;

(d)	Scadenza: la delega dovrà essere recapitata al suddetto indirizzo (per posta o per fax) non più tardi del 21 giugno 2006. Qualora deleghiate il vostro voto successivamente al 14 giugno 2006, è vivamente consigliato di inviare la documentazione anche via fax al numero suddetto.

Tutte le altre deleghe di voto concesse dal sottoscritto in relazione alle azioni ordinarie di Cell Therapeutics Inc., in base alle quali il sottoscritto avrebbe il potere di votare nell’Assemblea Annuale o in ogni sua ulteriore convocazione o rinvio, qualora fosse presente, sono espressamente revocate.

FIRMA (SI PREGA DI SOTTOSCRIVERE ALL’INTERNO DEL RIQUADRO

DATA

FIRMA (CONTESTATARI)                                                                                       DATA

[ITALIAN PROXY CARD (English translation)]

Cell Therapeutics, Inc.

Annual Meeting of the Shareholders

June 23, 2006

This Proxy is Solicited on Behalf of the Board of Directors

The shareholder(s) whose name(s) appear(s) on the enclosed certifications(s) issued by authorized intermediaries pursuant to article 31 of the Italian Law Decree no. 213 of 1998, hereby appoint(s) James A. Bianco, M.D. and Phillip M. Nudelman, Ph.D., and each of them, as proxies, with full power of substitution, to represent and vote for, and on behalf of, the shareholder(s), the number of shares of common stock of Cell Therapeutics, Inc. that the shareholder(s) would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on June 23, 2006, or at any adjournment or postponement thereof. The shareholder(s) direct(s) that this proxy be voted as follows:

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed and submitted together with your certification issued by the authorized intermediaries pursuant to article 31 of the Italian Law Decree no. 213 of 1998, will be voted in the manner directed herein by the shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL” IN ITEM 1 AND “FOR” ITEMS 2 THROUGH 6.

Please sign exactly as your name(s) appear(s) on the stock certifications(s) issued by the authorized intermediaries pursuant to article 31 of the Italian Law Decree no. 213 of 1998. When shares are held jointly, each person must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

The Board of Directors recommends a vote FOR the Proposals regarding:

(1)	ELECTION OF DIRECTORS: Class I: 01) John H. Bauer; Class III: 02) Dr. Mary O. Mundinger and 03) Dr. Jack W. Singer.

For	Withhold	For All
All	All	Except:
☐	☐	☐

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below:

_____________________________

Vote on Proposals

(2) Approval of the amended and restated articles of incorporation to increase the number of shares of common stock authorized for issuance from 200,000,000 to 350,000,000.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(3) Approval of an amendment to the Cell Therapeutics, Inc. 1996 Employee Stock Purchase Plan to extend the term of the plan by 10 years, to April 29, 2016	FOR ☐	AGAINST ☐	ABSTAIN ☐

(4)            Ratification of an amendment to the Cell Therapeutics, Inc. 2003 Equity Incentive Plan to (a) increase the number of shares subject to the initial automatic grant of nonqualified stock options to non-employee directors upon joining the board of directors from 15,000 shares to 24,000 shares (the “Initial Grant”), (b) change the vesting of the Initial Grant from being fully vested at the date of grant to becoming vested after one year, (c) change, in part, the expiration of all option grants to non-employee directors from (i) three months following the cessation of such director’s service on the board of directors for any reason any reason other than death or disability and (ii) one year following the cessation of such director’s service on the board by reason of death or disability to three years following the cessation of such director’s service on the board of directors in all such cases, (d) alter the formula whereby directors may convert cash compensation into shares of common stock from an option pricing model determined by the board of directors to a rate of $3 in option grant value for every $1 in cash so converted, (e) increase the number of shares of common stock available for issuance under the plan by 6,000,000 shares and (f) increase the maximum number of shares that may be issued pursuant to all awards grated to an individual in any one fiscal year to 750,000 Shares.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(5) Approval of the issuance of common stock at our election in connection with the payment of interest and make-whole amounts that may become due under our senior convertible notes.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(6) Ratification of the selection of Stonefield Josephson, Inc. as our independent auditors for the year ending December 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐

VOTING INSTRUCTIONS

(a)	Please sign and date this card in the space provided below.

(b)	Please submit BOTH this signed proxy card AND the certification issued by the authorized intermediaries pursuant to article 31 of the Italian Law Decree n. 213 of 1998 (or a complete copy) to the following address either by mail or by fax:

Cell Therapeutics, Inc.

Attn: Corporate Secretary

501 Elliott Ave. W., Suite 400

Seattle, WA 98119

FAX: 00 +1 (206) 284-6206

(c)	You MUST include the certification issued by the authorized intermediaries pursuant to article 31 of the Italian Law Decree n. 213 of 1998 (or a complete copy) together with this proxy card for your vote to be counted.

(d)	Deadline: Your proxy card must be received at the above address (by mail or fax) no later than June 21, 2006. If you are depositing your vote in the mail after June 14, 2006, we recommend that you also submit the papers by fax to the above number.

All other proxies heretofore given by the undersigned to vote shares of stock of Cell Therapeutics Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment or postponement thereof, are hereby expressly revoked.

SIGNATURE	(PLEASE SIGN WITHIN BOX) DATE

SIGNATURE	(JOINT OWNERS) DATE